UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WRAPmail, Inc.

(Name of small business issuer in our charter)

Florida	0001509957	20-3624118
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	IRS Employer Identification Number

445 NE 12th Ave. Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Telephone: (516) 205-4751

Rolv Heggenhougen

445 NE 12th Ave., Fort Lauderdale, FL 33301

 (Name, address and telephone number of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer	☐	Accelerated Filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered [1]	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee [3]
Common Stock offered by the Selling Stockholders	6,550,000	$ 0.5 [2]	$ 327,500	$ 32.98
Units Consisting of One Share of Common Stock and One Warrant to Buy ½ Share Offered by Company	40,000,000	$ 0.05	$ 2,000,000	$ 201.40
Warrants to Purchase ½ Share of Common Stock	40,000,000	-	-	- [4]
Shares of Common Stock Underlying Warrants [5]	20,000,000	$ 0.10	$ 10,000,000	$ 201.40

(1)

Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended (“Securities Act”).

(3)	Calculated by multiplying the proposed maximum aggregate offering price by .0001007.

(4)    No fee pursuant to Rule 457(g).

(5)  For each share purchased from the Company through this offering, the Company will issue the investor a warrant to purchase one half (1/2) share of common stock.

(6)  $746.11 has been previously paid by the Company in connection with the filing of the Form S-1 on December 2,

      2015.

We hereby amend this registration statement on such date or dates as may be necessary to delay our effective date until we will file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, shall have been declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1 5, 2016

PROSPECTUS

WRAPmail Inc.

46,550,000 Shares of Common Stock

Warrants to Purchase 20,000,000 Shares of Common Stock

WRAPmail, Inc. is a software development company currently focused in the web-based marketing and information and document management segments. We offer our web-based marketing solutions through our tradename, WRAPmail, and our information and document management and sharing platform is offered under the tradename Bullseye®.

The Company is offering up to 40,000,000 shares of our common stock, together with warrants to purchase up to 20,000,000 shares at an exercise price of $0.10 per share. This offering also includes up to 6,550,000 shares of the Company’s common stock offered by selling shareholders, as herein further detailed. Units consisting of one share of common stock and one warrant to purchase ½ share will be sold by the Company at an offering price of $0.05 per unit, for maximum gross proceeds of $2,000,000 before deduction of offering expenses, assuming all securities are sold. Selling shareholders will sell their shares at $0.05 per share until such time as the Company’s shares are listed on a recognized inter-dealer quotations system (e.g. OTCQB), at which time selling shareholder shares will be sold at prevailing market prices through market transactions or privately negotiated prices via private transactions. The Company will not receive any proceeds from the sale of shares by selling shareholders. The minimum investment established for each investor purchasing directly from the Company is $10,000, unless such minimum is waived by the Company in its sole discretion.

Each unit purchased from the Company will consist of one share of common stock and one warrant to purchase ½ share of the Company’s common stock. Each warrant will have a term of three years and an exercise price of $0.10 per share. The warrants will otherwise contain standard terms and restrictions.

Securities offered by the Company will be sold through the Company’s executive officers, for which no commissions shall be paid. We may also engage sales agents licensed through the Financial Industry Regulatory Authority (“FINRA”) and pay such agents cash and/or stock based compensation. Shares offered by selling shareholders may be sold directly by such shareholders or through their broker-dealers. In any case, shares will be offered on a “best efforts” basis, meaning no person is required to sell any specific number or dollar amount of securities but will use their best efforts to sell the securities offered. No selling agents have been selected as of the date of this prospectus. Notwithstanding, the Company intends that its selling agents will receive compensation and reimbursements equal to 11% of the dollar amount sold, which may include shares equal to 8% of the number of shares sold by such selling agents. The Company will pay for all fees relating to filing of this registration statement, but otherwise will not incur any expense relating to the sale of shares by the selling shareholders.

Our common stock is not now listed on any national securities exchange or the NASDAQ stock market. However, our stock is quoted on the OTC Market’s Pink Sheets under the symbol “WRAP.” While our common stock is on the OTC Pink Sheets, there has been negligible trading volume. There is no guarantee that an active trading market will develop in our securities.There is also no guarantee that our securities will ever trade on any listed exchange or even remain quoted on OTC Markets. There is no market for the warrants included in this offering.

We qualify as an “emerging growth company” as defined in the Jumpstart our Business Startups Act (“JOBS Act”).

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” on Page 11.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus is dated ____________, 2016

TABLE OF CONTENTS

SUMMARY INFORMATION	6

RISK FACTORS	11

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS	20

USE OF PROCEEDS	21

DETERMINATION OF OFFERING PRICE	22

DILUTION	22

SELLING SHAREHOLDERS	22

PLAN OF DISTRIBUTION	23

DESCRIPTION OF SECURITIES	26

DESCRIPTION OF BUSINESS	28

DESCRIPTION OF PROPERTY	32

LEGAL PROCEEDINGS	32

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS	33

FINANCIAL STATEMENTS	35

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	82

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	91

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS	91

EXECUTIVE AND DIRECTOR COMPENSATION	93

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES	97

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION	98

INDEMNIFICATION OF OFFICERS AND DIRECTORS	98

RECENT SALES OF UNREGISTERED SECURITIES	98

EXHIBITS	101

UNDERTAKINGS	102

SUMMARY INFORMATION

This summary highlights some of the information in this prospectus. It is not complete and may not contain all of the information that you may want to consider. To understand this offering fully, you should carefully read the entire prospectus, including the section entitled “Risk Factors,” before making a decision to invest in our securities. Unless otherwise noted or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “WRAPmail” and “WRAP” refers to WRAPmail, Inc. together with its wholly owned subsidiaries. In instances where we refer emphatically to “WRAPmail, Inc.” or where we refer to a specific subsidiary of ours by name, we are referring only to that specific legal entity. Where we refer to “Prosperity,” we are referring to Prosperity Systems, Inc. and “Bullseye” refers to the product offering acquired from Prosperity.

The Company

WRAPmail Inc. was organized in Florida in October, 2005 with a principal business address at 445 NE 12th Ave., Fort Lauderdale, FL 33301. The Company, as of the date of this prospectus, has 151 shareholders of record and 145,608,250 shares of common stock and 10 shares of preferred stock outstanding. WRAPmail, Inc. is publicly traded under the symbol “WRAP” and quoted on OTC Market’s “Pink Sheets.” The Company’s securities are otherwise not traded or quoted on any national exchange. There is no market for the warrants included in this offering.

It should be noted that for each preferred share, the holder is entitled to 20,000,000 votes. Thus, one preferred share, until converted into common shares at a rate of 10,000,000 common shares per preferred share, has the same voting power as 20,000,000 common shares. This gives the preferred shareholders significant ability to influence Company votes and dilute common shareholders’ voting power. A significant portion of the voting power held by officers and directors is due to their ownership of the issued preferred shares.

On January 5, 2015, WRAPmail and Prosperity Systems, Inc. (“Prosperity”) entered into a stock purchase agreement whereby WRAPmail would acquire all outstanding shares of Prosperity in a one-for-one exchange of 36,354,077 shares. The WRAPmail shares were newly issued. In addition, 80,000,000 newly issued shares of WRAPmail were given to Prosperity’s CEO, Marco Alfonsi, for extinguishment of $22,250 of debt owed to him by Prosperity and services to be performed by Mr. Alfonsi. In connection with the share exchange, WRAPmail’s then CEO retired 70,166,750 of WRAPmail’s outstanding stock and retired from his position as CEO but remained as chairman. Prosperity’s CEO, Marco Alfonsi, became the Company’s new CEO.

On October 29, 2015, the Company, pursuant to board resolution, elected to formally dissolve Prosperity Systems, Inc. and file its final tax return with the IRS, file articles of dissolution with the secretary of state, and transfer its net assets and operations to the Company as Prosperity’s sole shareholder. This process has been initiated and should be complete within the third quarter of 2016. Prosperity’s primary offering was its proprietary Software as a Service (“SaaS”) system called the Bullseye® Productivity Suite, which consolidates the most desired office productivity tools into one online experience accessible by registered users from anywhere. Bullseye will now be operated directly by WRAPmail as a division of the Company’s operations rather than within a subsidiary.

Business Overview

WRAPmail, Inc. is a development stage company formed in order to tap into a largely un-serviced segment of the web-based advertising industry. The Company now operates two complimentary business offerings:

•

WRAPmail: Patented interactive Email stationery for regular (one-on-one) business and personal Emails.

•

Bullseye: Document, project and sales management system with a focus on document retention and compliance.

Our focus is currently squarely on growing the WRAPmail solution; we see tremendous potential for rapid growth, user adoption and to build shareholder value in this area of our business. We will continually re-evaluate our opportunities for growing the Bullseye side of our business.

During the third quarter of 2016, the Company will be rolling out “WRAPmail 2.0,” a subscription only platform that is more up-to-date with current technologies and compatible with more programs than the previous versions of WRAPmail. Test launch of WRAPmail 2.0 is in process, with all debugging and testing expected to be complete within in the next month. We expect to start marketing WRAPmail 2.0 approximately a month after its launch, presuming sufficient funding.

Emerging Growth Company

We are an emerging growth company under the JOBS Act. We shall continue to be deemed an emerging growth company until the earliest of:

(a)

the last day of the fiscal year of the issuer during which it had total annual gross revenues of $1,000,000,000 (as such amount is indexed for inflation every five years by the Commission to reflect the change in the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics, setting the threshold to the nearest 1,000,000) or more;

(b)

the last day of the fiscal year of the issuer following the fifth anniversary of the date of the first sale of common equity securities of the issuer pursuant to an effective IPO registration statement;

(c)

the date on which such issuer has, during the previous three-year period, issued more than $1,000,000,000 in nonconvertible debt; or

(d)

the date on which such issuer is deemed to be a ‘large accelerated filer’, as defined in section 240.12b-2 of title 17, Code of Federal Regulations, or any successor thereto.’

The Section 107 of the JOBS Act provides that we may elect to utilize the extended transition period for complying with new or revised accounting standards and such election is irrevocable if made. As such, we have made the election to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act. Please refer to a discussion under “Risk Factors” of the effect on our financial statements of such election.

As an emerging growth company we are exempt from Section 404(b) of Sarbanes Oxley. Section 404(a) requires Issuers to publish information in their annual reports concerning the scope and adequacy of the internal control structure and procedures for financial reporting. This statement shall also assess the effectiveness of such internal controls and procedures. Section 404(b) requires that the registered accounting firm shall, in the same report, attest to and report on the assessment on the effectiveness of the internal control structure and procedures for financial reporting. As an emerging growth company we are also exempt from Section 14A (a) and (b) of the Securities Exchange Act of 1934 which require the shareholder approval of executive compensation and golden parachutes.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

Going Concern

Our auditor has expressed substantial doubt about our ability to continue as a going concern. The Company has suffered losses and has experienced negative cash flows from operations, which raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. We estimate that we can sustain our operations for one to two months with the capital we currently have on hand. We estimate that the Company will require a minimum of approximately $360,000 over the next 12 months to fund our minimum desired level of operations, with management staff deferring salaries. If these funds cannot be raised from this offering, the Company will have to raise the funds alternative sources, through debt or equity, on terms which may be more favorable than the ones offered hereby, of which there can be no guarantee.

The Offering

This prospectus relates to the sale of 46,550,000 shares of our common stock, which includes up to 40,000,000 shares to be offered by the Company and 6,550,000 shares to be offered by selling shareholders. The Company is also offering warrants to purchase up to 20,000,000 shares of the Company’s common stock.

We are seeking up to $2,000,000 from the sale of up to 40,000,000 shares of the Company’s common stock and warrants to purchase up to 20,000,000 shares. Units consisting of one share of common stock and one warrant to purchase ½ share of common stock will be sold by the Company at an offering price of $0.05 per unit. (The shares and warrants offered hereby by the Company shall be collectively referred to as “securities.”)

Each warrant will have a term of three years and exercise price of $0.10 per share.

In addition to the securities offered by the Company, selling shareholders are offering up to 6,550,000 shares of our common stock for sale. Selling shareholders will sell their shares at $0.05 per share until such time as the Company’s shares are listed on a recognized inter-dealer quotations system (e.g. OTCQB), at which time selling shareholder shares will be sold at prevailing market prices or privately negotiated prices. Selling shareholders will be entitled to keep all proceeds from their sale of shares.

Securities offered by the Company will be offered on a best efforts basis by our executive officers and licensed broker-dealers, if engaged by the Company in the future. No sales agents have yet been engaged to sell shares. In the event that we do engage broker-dealers, we may pay them up to 11% of the dollar amount raised by such broker-dealers in commissions and reimbursements, which may include shares representing up to 8% of the number of shares sold by such broker-dealers. Selling shareholder shares will be sold by the selling shareholders directly or their respective broker-dealers. The Company will not pay for any selling expenses of the selling shareholders.

This offering is being made on a continuous basis pursuant to Rule 415 under the Securities Act and will expire two years from the date on which the registration statement related to this prospectus becomes effective, unless earlier terminated or extended by our Company by the filing of a post-effective amendment.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

	For the year ended December 31, 2014	For the year ended December 31, 2015
Statements Of Operations
Revenues	$14,677	$110,431
Consulting Fees	$1,530	$488,574
Amortization	$404	$3,974
Depreciation	$0	$2,201
Other Expenses	$42,385	$338,715
Total Expenses	$44,319	$1,684,714
Loss from Operations	$(29,642)	$(1,574,283)
Net Loss	$(29,642)	$(3,591,723)

	As of December 31, 2015	As of December 31, 2014
Balance Sheet Data
Cash and Cash Equivalents	$ 18,373	$ 100,475
Other Assets	$ 80,142	$ 3,549
Total Assets	$ 180,301	$ 104,024
Total Liabilities	$ 77,013	$ 87,832
Stockholder’s Equity (Deficit)	$ 103,288	$ 16,192

	For the three months ended March 31, 2016 (Q1 2016)	For the three months ended March 31, 2015 (Q1 2015)
Statements Of Operations
Revenues	$ 22,226	$ 39,516
Officer and director compensation (including stocked based compensation)	$ 55,500	$ 240,000
Consulting Fees	$ 55,861	$ 184,983
Depreciation	$ 847	$ 442
Amortization	$ 994	$ 993
Other Expenses	$ 53,802	$ 61,816
Total Expenses	$ 167,004	$ 488,234
Loss from Operations	$ (144,778)	$ (448,718)
Impairment of Goodwill	$ 0	$ (1,994,641)
Net Loss	$ (144,610)	$ (2,443,960)

As of March 31, 2016 (Q1 2016)
Balance Sheet Data
Cash	$ 2,840
Total Current Assets	$ 29,164
Other Assets	$ 79,148
Total Assets	$ 125,107
Total Liabilities	$ 144,872
Stockholder’s Equity (Deficit)	$ (19,765)

ABOUT THIS PROSPECTUS

We have prepared this prospectus as part of a registration statement that we filed with the SEC for our offering of securities. The registration statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC, together with additional information described below under “Additional Information.”

You should rely only on the information contained in this prospectus. Neither we nor any underwriters have authorized any other person to provide you with any information different from that contained in this prospectus or information furnished by us upon request as described herein. The information contained in this prospectus is complete and accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or sale of our shares. This prospectus contains summaries of certain other documents, which summaries contain all material terms of the relevant documents and are believed to be accurate, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. Such information necessarily incorporates significant assumptions, as well as factual matters. All documents relating to this offering and related documents and agreements, if readily available to us, will be made available to a prospective investor or its representatives upon request.

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. Each prospective investor should consult its, his or her own legal, tax and financial advisors to ascertain the merits and risks of the transactions described herein prior to purchasing our shares. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department.

INDUSTRY AND MARKET DATA

The industry and market data used throughout this prospectus have been obtained from our own research, surveys or studies conducted by third parties and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. We believe that each of these studies and publications is reliable.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities.

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Risks Related to our Business

Our limited generation of revenues from operations makes it difficult for us to evaluate our future business prospects and make decisions based on those estimates of our future performance.

Although we have taken significant steps to develop our business plan since our inception, we have generated limited revenues. Our business plan is still speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, we will ever generate significant revenues or profits, which makes it difficult to evaluate our business. As a consequence, it is difficult, if not impossible, to forecast our future results based upon our historical data. Because of the uncertainties related to our lack of historical operations, we may be hindered in our ability to anticipate and timely adapt to increases or decreases in sales, revenues or expenses. If we make poor budgetary decisions as a result of unreliable historical data, we may never generate revenues or become profitable or incur losses, which may result in a decline in our stock price.

Our auditor has indicated in its report that the fact that we are in the development stage raises substantial doubt about our ability to continue as a going concern and if we are unable to generate significant revenues or secure financing we may be required to cease or curtail our operations.

Our auditor has indicated in its report that the fact that we are in the development stage raises substantial doubt about our ability to continue as a going concern. The financial statements do not include adjustments that might result from the outcome of this uncertainty. If we are unable to generate significant revenue or secure financing we may be required to cease or curtail our operations. We currently anticipate being able to fund operations for approximately one to two months with our capital on hand. We estimate that the Company will require a minimum of approximately $360,000 over the next 12 months to fund our minimum desired level of operations, with management staff deferring salaries. If these funds cannot be raised from this offering, the Company will have to raise the funds alternative sources, through debt or equity, on terms which may be more favorable than the ones offered hereby, of which there can be no guarantee.

We will need a significant amount of capital to carry out our proposed business plan, and unless we are able to raise sufficient funds, we may be forced to discontinue our operations.

In order to carry out our business plan we will require a significant amount of capital. These funds must be obtained through the sale of equity securities or from outside sources.

Our ability to obtain the necessary financing to execute our business plan is subject to a number of factors, including general market conditions and investor acceptance of our business plan. These factors may make the timing, amount, terms and conditions of such financing unattractive or unavailable to us. If we are unable to raise sufficient funds, we will have to significantly reduce our spending, delay or cancel our planned activities or substantially change our current corporate structure. There is no guarantee that we will be able to obtain any funding or that we will have sufficient resources to continue to conduct our operations as projected, any of which could mean that we will be forced to discontinue our operations.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.

A third party may sue us or one of our strategic collaborators for infringing its intellectual property rights. Likewise, we may need to resort to litigation to enforce licensed rights or to determine the scope and validity of third-party intellectual property rights.

The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert our efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. If we do not prevail in this type of litigation, we or our strategic collaborators may be required to pay monetary damages; stop commercial activities relating to the affected products or services; obtain a license in order to continue manufacturing or marketing the affected products or services; or attempt to compete in the market with a substantially similar product.

Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue some of our operations. In addition, a court may require that we pay expenses or damages, and litigation could disrupt our commercial activities.

Any inability to protect our intellectual property rights could reduce the value of our technologies and brand, which could adversely affect our financial condition, results of operations and business.

Our business is dependent upon our licensed patents, trademarks, trade secrets, copyrights and other intellectual property rights. Effective intellectual property rights protection, however, may not be available under the laws of every country in which we and our sub-licensees may operate. There is a risk of certain valuable trade secrets, beyond what is described publicly in patents, being exposed to potential infringers. Regardless of the Company’s technology being protected by patents or otherwise, there is a risk that other companies may employ the technology without authorization and without recompensing us.

The efforts we have taken to protect our proprietary rights may not be sufficient or effective. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. In addition, protecting our intellectual property rights is costly and time consuming. There is a risk that we may have insufficient resources to counter adequately such infringements through negotiation or the use of legal remedies. It may not be practicable or cost effective for us to fully protect our intellectual property rights in some countries or jurisdictions. If we are unable to successfully identify and stop unauthorized use of our intellectual property, we could lose potential revenue and experience increased operational and enforcement costs, which could adversely affect our financial condition, results of operations and business.

The intellectual property behind our technology may include unpublished know-how as well as existing and pending patent protection. All patent protection eventually expires, and unpublished know-how is dependent on key individuals.

The commercialization of our technology is partially dependent upon know-how and trade secrets held by certain individuals working with and for us. Because the expertise runs deep in these few individuals, if something were to happen to any or all of them, the ability to properly operate our technologies without compromising quality and performance could be diminished greatly.

Knowledge published in the form of patents has finite protection, as all patents have a limited life and an expiration date. While continuous efforts will made to apply for additional patents if appropriate, there is no guarantee that additional patents will be granted. The expiration of patents relating to our technology may hinder our ability to sub-license or sell the technology for a long period of time without the development of a more complex licensing strategy.

Our potential for rapid growth and our entry into new markets make it difficult for us to evaluate our current and future business prospects, and we may be unable to effectively manage any growth associated with these new markets, which may increase the risk of your investment and could harm our business, financial condition, results of operations and cash flow.

Our entry into this individual e-mail marketing platform market may place a significant strain on our resources and increase demands on our executive management, personnel and systems, and our operational, administrative and financial resources may be inadequate. We may also not be able to effectively manage any expanded operations, or achieve planned growth on a timely or profitable basis, particularly if the number of customers using our technology significantly increases or their demands and needs change as our business expands. If we are unable to manage expanded operations effectively, we may experience operating inefficiencies, the quality of our products and services could deteriorate, and our business and results of operations could be materially adversely affected.

If we are unable to keep up with rapid technological changes, our processes, products or services may become obsolete.

The market for our technologies is characterized by significant and rapid change. Although we will continue to expand our technological capabilities in order to remain competitive, research and discoveries by others may make our processes, products or services less attractive or even obsolete.

Competition could adversely affect our business.

While we are not aware of any competitors “wrapping” e-mail or using individual (as opposed to mass or opt in emails) e-mail advertising, the online marketing industry in general is highly competitive. It is possible that future competitors could enter our market, thereby causing us to move market share and revenues. Further, we are aware of several competitors of our Bullseye system, each with more resources and market share than us. In addition, some of our current or future competitors may have significantly greater financial, technical, marketing and other resources than we do or may have more experience or advantages in the markets in which we will compete that will allow them to offer lower prices or higher quality technologies, products or services. If we do not successfully compete with these providers, we could fail to develop market share and our future business prospects could be adversely affected.

If we are unable to develop and maintain our brand and reputation for our product offerings, our business and prospects could be materially harmed.

Our business and prospects depend, in part, on developing and then maintaining and strengthening our brand and reputation in the markets we serve. If problems with our technologies cause end users to experience operational disruption or failure or delays in the delivery of their products and services to their customers, our brand and reputation could be diminished. If we fail to develop, promote and maintain our brand and reputation successfully, our business and prospects could be materially harmed.

If we fail to retain existing users or add new users, or if our users decrease their level of engagement, our revenue, financial results, and business may be significantly harmed.

The size of our user base and our users’ level of engagement are critical to our success. Our financial performance will be significantly determined by our success in adding, retaining, and engaging active users of our WRAPmail and Bullseye products. We anticipate that our active user growth rate will decline over time as the size of our active user base increases, and as we achieve higher market penetration rates. To the extent our active user growth rate slows, our business performance will become increasingly dependent on our ability to increase levels of user engagement in current and new markets. If people do not perceive our products to be useful, reliable, and trustworthy, we may not be able to attract or retain users or otherwise maintain or increase the frequency and duration of their engagement. A decrease in user retention, growth, or engagement would have a material and adverse impact on our revenue, business, financial condition, and results of operations. Any number of factors could potentially negatively affect user retention, growth, and engagement, including if: users increasingly engage with competing products; we fail to introduce new and improved products or if we introduce new products or services that are not favorably received; there are adverse changes in our products that are mandated by legislation, regulatory authorities, or litigation, including settlements or consent decrees; or technical or other problems prevent us from delivering our products in a rapid and reliable manner or otherwise affect the user experience.

We expect to be in the future a party to patent lawsuits and other intellectual property rights claims that are expensive and time consuming, and, if resolved adversely, could have a significant impact on our business, financial condition, or results of operations.

Companies in the technology and media industries own large numbers of patents, copyrights, trademarks, and trade secrets, and frequently enter into litigation based on allegations of infringement, misappropriation, or other violations of intellectual property or other rights. In addition, various “non-practicing entities” that own patents and other intellectual property rights often attempt to aggressively assert their rights in order to extract value from technology companies. Defending patent and other intellectual property claims is costly and can impose a significant burden on management and employees, we may receive unfavorable preliminary or interim rulings in the course of litigation, and there can be no assurances that favorable final outcomes will be obtained in all cases. We may decide to settle such lawsuits and disputes on terms that are unfavorable to us. Similarly, if any litigation to which we are a party is resolved adversely, we may be subject to an unfavorable judgment that may not be reversed upon appeal. The terms of such a settlement or judgment may require us to cease some or all of our operations or pay substantial amounts to the other party. In addition, we may have to seek a license to continue practices found to be in violation of a third party’s rights, which may not be available on reasonable terms, or at all, and may significantly increase our operating costs and expenses. As a result, we may also be required to develop alternative non-infringing technology or practices or discontinue the practices. The development of alternative non-infringing technology or practices could require significant effort and expense or may not be feasible. Our business, financial condition, or results of operations could be adversely affected as a result.

Our software is highly technical, and if it contains undetected errors, our business could be adversely affected. Our products incorporate software that is highly technical and complex.

Our software has contained, and may now or in the future contain, undetected errors, bugs, or vulnerabilities. Some errors in our software code may only be discovered after the code has been released. Any errors, bugs, or vulnerabilities discovered in our code after release could result in damage to our reputation, loss of users, loss of revenue, or liability for damages, any of which could adversely affect our business and financial results.

We have limited operational history in an emerging industry, making it difficult to accurately predict and forecast business operation.

As we have limited operational history and have only begun to attempt to generate significant revenue, it is extremely difficult to make accurate predictions and forecasts on our finances. This is compounded by the fact we operate in the technologies industry, which is rapidly transforming. There is no guarantee our products or services will remain attractive to potential and current users as our industries undergo rapid change or that potential customers will utilize our services.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes could substantially harm our business and results of operations.

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

We are dependent on revenues from a few major customers and should we lose such customers, it is likely that we would have to seek capital outside of this offering.

We do not have any contracts with any of our major customers to disclose or include with this registration statement. We would likely be unable to continue operations if we were to lose any one of our major customers and would likely need to raise additional capital to compensate for such loss. Such capital could be offered on better terms than those contained herein and have the effect of diluting our shareholders. In the event we would be unable to raise such capital, we might have to reduce or cease operations.

We will be launching a new subscription only program, WRAPmail 2.0, and discontinuing all other versions of WRAPmail and it is uncertain how such changes will be received by the public or affect operations.

While we do have some current subscribing customers to WRAPmail, we could lose such customers should they not elect to convert to use of WRAPmail 2.0. Further, most of our customer are using our free version and a large segment of our total customer base could be lost should our free customers not elect to subscribe for WRAPmail 2.0. Further, there could be unknown bugs or other problems with WRAPmail 2.0 of which we are unaware, which could delay its full launch or reduce our revenues from subscriptions. If WRAPmail 2.0 is unsuccessful, shareholders’ interests in the Company could be materially negatively affected.

Risks Related to this Offering and our Securities

We issued two press releases, one on August 10, 2015 (the “August Release”) and another December 1, 2015 (the “December Release”), which the SEC could consider “gun-jumping” in violation of Section 5(c) of the Securities Act as they relate to the registration statement to which this prospectus relates; and, should the SEC determine that the Company did violate Section 5(c), it could impose a cooling off period for the sale of our securities or impose fines and/or sanctions on the Company, and investors purchasing securities through this offering would have a right of recession or bring other action against the Company, which actions could material negatively impact the Company and its investors.

Should the SEC determine there was a violation of Section 5(c), it could choose to impose a cooling off period; thereby inhibiting our ability to raise the funds necessary to operate, or impose fines and sanctions. The Company would also likely be required to spend significant sums defending any action by the SEC or other regulatory agency relating to the above discussed releases. Further, if a violation was determined to have occurred, all invertors purchasing through this offering would have the right to rescind their investments. If the Company were forced to pay these sums back, it would likely have to seek funds from alternative sources on less favorable terms. Any of the above actions against the Company would materially negatively impact investors’ investments in the Company and could cause them to lose their entire investments.

The offering price of our shares from the Company has been arbitrarily determined.

Our management has determined the shares offered by the Company. The price of the shares we are offering was arbitrarily determined based upon the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be less than the market price for our common stock. Further, we have no agreement, written or oral, with our selling shareholders about the price at which they will offer shares but, based upon oral conversations with our selling shareholders, we believe that none of our selling shareholders disagree with this price.

We may not register or qualify our securities with any state agency pursuant to blue sky regulations.

The holders of our shares of common stock and persons who desire to purchase them in the future should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. We currently do not intend to and may not be able to qualify securities for resale in other states which require shares to be qualified before they can be resold by our shareholders.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

We cannot specify with any certainty the particular uses of the net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of the net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our initial public offering in a manner that does not produce income or that loses value.

Investors may have difficulty in reselling their shares due to the lack of market.

Our common stock is currently not traded on any exchange. However, we are quoted on the OTC Markets. Notwithstanding our trading on the OTC Markets, investors should consider any secondary market for the Company's securities to be a limited one. There is no market for our warrants. Further, the state securities laws may make it difficult or impossible to resell our shares in certain states. Accordingly, our securities should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. We anticipate that our common stock will become a “penny stock”, and we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

We do not anticipate that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(2) of the JOBS Act, that allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

If securities or industry analysts publish inaccurate or unfavorable research about our business, our stock price could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If one or more of the analysts who cover us downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future.

The market price for our common stock will be particularly volatile given our status as a relatively unknown company, with a limited operating history and lack of profits which could lead to wide fluctuations in our share price.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

Our stock price will be particularly volatile when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats.  The volatility in our share price will be attributable to a number of factors.  First, our common stock will likely be sporadically and thinly traded.  As a consequence of this limited liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction.  The price for our shares could decline precipitously in the event that a large number of our common stock is sold on the market without commensurate demand.  Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of profits to date, and uncertainty of future market acceptance for our potential products.  As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float.  Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance.  We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time. Moreover, the OTC Pink Sheets is not a liquid market in contrast to the major stock exchanges. We cannot assure you as to the liquidity or the future market prices of our common stock if a market does develop. If an active market for our common stock does not develop, the fair market value of our common stock could be materially adversely affected.

Purchasers of our common stock may incur immediate dilution and experience further dilution.

We are authorized to issue up to 400,000,000 shares of common stock, of which 145,608,250 shares of common stock are issued and outstanding as of the date of this prospectus. There are also 10 preferred shared outstanding and 10 preferred shares authorized but not issued, convertible into a total of 100,000,000 shares of our common stock. Our Board of Directors has the authority to cause us to issue additional shares of common stock and to determine the rights, preferences and privileges of such shares, without consent of any of our stockholders. The Company will issue shares and warrants pursuant to this offering and otherwise. Consequently, the stockholders may experience more dilution in their ownership of our stock in the future.

We may not be required to file periodic and other reports required under the Exchange Act after fiscal year 2016 if we fail to file a form 8A or have less than 300 record shareholders at the beginning of any given fiscal year.

If the registration statement is declared effective before December 31, 2016, as required under Section 15(d) of the Securities Exchange Act of 1934, we will be required to file periodic reports with the Securities and Exchange Commission after the date the registration statement is declared effective, including a Form 10-K, for the fiscal year ended December 31, 2016. However, we will not be subject to the proxy rules or Section 16 of the Securities Exchange Act of 1934, or required to continue filing periodic reports for any fiscal year thereafter at the beginning of which we have less than 300 shareholders of record.

At or prior to December 31, 2016, we intend voluntarily to file a registration statement on Form 8-A which will subject us to all of the reporting requirements of the 1934 Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity.

If we elect not to file a registration statement on Form 8-A, so long as we have less than 300 record shareholders at the beginning of a fiscal year, for that fiscal year we will not be required to file periodic or other reports with the SEC, other than as stated above for fiscal year 2016, and will not be subject to the proxy statement or other information requirements of the 1934 Act, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) to become a mandatory 1934 Act filer unless we have more than 2,000 shareholders or 500 “unaccredited” shareholders, and total assets of more than $10 million.

Potential investors may be less interested in purchasing our stock if we are not required to report to the SEC and the hold period for our securities under Rule 144 would increase from six months to one year.

Risks Related to Management and Personnel

We depend heavily on key personnel, and turnover of key senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our senior management personnel. If we lose their services or if they fail to perform in their current positions, or if we are not able to attract and retain skilled personnel as needed, our business could suffer. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team. We depend on the skills and abilities of these key personnel in managing the product acquisition, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We do not have written employment agreements with all of our senior management. We do not have any key person insurance.

Our management as a whole has limited experience in managing the day to day operations of a public company and, as a result, we may incur additional expenses associated with the management of our Company.

The management team is responsible for the operations and reporting of the Company. The requirements of operating as a small public company are many and sometimes difficult to navigate. This may require us to obtain outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. We may also be required to hire additional staff to comply with additional SEC reporting requirements. If we lack cash resources to cover these costs of being a public company in the future, our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our potential results of operations, cash flow and financial condition after we commence operations.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. Thus, there is a potential conflict in that board members who are also part of management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Certain of our stockholders hold a significant percentage of our outstanding voting securities which could reduce the ability of minority shareholders to effect certain corporate actions.

Our officers and directors are the beneficial owners of approximately 82% of our outstanding voting power .. Assuming all shares offered hereby are sold to investors, our officers and director would hold approximately 74% of the Company’s voting power .. As a result, they possess significant influence and can elect a majority of our board of directors and authorize or prevent proposed significant corporate transactions. Further, their ownership and control may have the effect of facilitating and expediting a future change in control, merger, consolidation, takeover or other business combination, or encouraging a potential acquirer to make a tender offer. Their ownership and control may also have the effect of delaying, impeding, or preventing a future change in control, merger, consolidation, takeover or other business combination, or discouraging a potential acquirer from making a tender offer.

It should be noted that the Company has issued 10 shares of its Class A Preferred Stock, with 10 more authorized. For each preferred share, the holder is entitled to 20,000,000 votes. Thus, one preferred share, until converted into common shares at a rate of 10,000,000 common shares per preferred share, has the same voting power as 20,000,000 common shares. This gives the preferred shareholders significant ability to influence Company votes and dilute common shareholders’ voting power. A significant portion of the voting power held by officers and directors is due to their ownership of the issued preferred shares.

If we are unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock may decline.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. If we identify material weaknesses in our internal control over financial reporting or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our common stock could be negatively affected, and we could become subject to investigations by the stock exchange on which our securities are listed, the Securities and Exchange Commission, or the SEC, or other regulatory authorities, which could require additional financial and management resources.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders. The following table illustrates the amount of net proceeds to be received by the Company on the sale of shares by the Company and the intended uses of such proceeds over an approximate 12 month period. The Use of Proceeds does not include any funds to be received from the exercise of warrants offered hereby.

Capital Sources and Uses
	100%	75%	50%	25%
Gross Offering Proceeds	$2,000,000	1,500,000	1,000,000	500,000
Selling Commissions(1)	$220,000	165,000	110,000	55,000
Net Proceeds:	$1,780,000	1,335,000	890,000	445,000

Use of Net Proceeds:
Management Staff Salaries	$600,000	385,000	235,000	85,000
Sales and Marketing Staff Salaries	$150,000	105,500	35,000	0
Administrative Staff Salaries	$60,000	50,000	0	0
Development Staff Salaries	$90,000	75,000	0	0
Professional Services	$60,000	60,000	60,000	60,000
Office Rent	$60,000	60,000	60,000	60,000
Operating Expense- Outsource Technical Resources	$120,000	120,000	120,000	120,000
Marketing, TV, Radio, etc.	$500,000	400,000	300,000	40,000
Hosting Services	$80,000	80,000	80,000	80,000
Working Capital(2)	$60,000	0	0	0

(1)  The Company has not committed to, but may, incur up to $220,000 (11% of the dollar amount of shares sold) in selling commissions and reimbursements to selling agents, assuming all securities offered are sold. If we do not engage any selling agents, these funds will be applied towards Management Staff Salaries and working capital.

(2)  The Company will use working capital to pay for miscellaneous offering and general operating expenses.

The allocation of the Use of Proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DETERMINATION OF OFFERING PRICE

In determining the offering price of the common stock and the exercise price of the warrants, we have considered a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over time, the illiquidity and volatility of our common stock, our current financial condition and the prospects for our future cash flows and earnings, and market and economic conditions at the time of the offering. The offering price for the common stock sold in this offering may be less than the market price for our common stock.

DILUTION

No dilution should be experienced due to the sale of shares by selling shareholders. However, all investors purchasing in from the company in this offering will experience immediate dilution, as exampled below, and all shareholders in the Company may be subject to dilution from the exercise of warrants offered hereby or other convertible securities currently outstanding in the Company, or if the Company issues more of its authorized stock.

Our net tangible book value as of March 31, 2016 was $48,226, or approximately $0.000196 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering. After giving effect to our sale of the maximum offering amount of $2,000,000 in securities, assuming $0 in offering or other expenses, our as adjusted net tangible book value as of March 31, 2016 would have been $1,951,774, or $0.006834 per share. This represents an immediate increase in net tangible book value of $0.007030 per share to existing stockholders and an immediate dilution in net tangible book value of $0.043166[2] per share to investors of this offering, as illustrated in the following table:

Public offering price per share	$ 0.05
Net tangible book value per share as of September 30, 2015	$ 0.000196
Increase in net tangible book value per share attributable to new investors	$ 0.007030
Adjusted net tangible book value per share as of September 30, 2015	$ 0.006834
Dilution per share to new investors in the offering	$ 0.043166

Calculations assume all 10 preferred shares have been converted into 100,000,000 shares of common stock for a total of 245,608,250 shares of common stock outstanding, but do not assume exercise of any outstanding warrants or convertible securities in the Company or exercise of the warrants offered hereby.

SELLING SHAREHOLDERS

Table of Selling Shareholders

The persons and entities named below are the “selling shareholders.” The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering.

Except as noted, we believe that the selling shareholders holders listed in the table have sole voting and investment powers with respect to the securities indicated and have never been one of our officers or directors. Each selling shareholder has an agreement with the Company whereby the Company respectively agreed to register the selling shareholders’ shares in the event the Company were to file a registration statement with the SEC.  We will not receive any proceeds from the sale of the securities by the selling shareholders. None of our selling shareholders is, or is affiliated with, a broker-dealer. All selling shareholders may be deemed underwriters.

Name of Shareholders	Total Shares Owned	Shares Registered	% Before Offering	Remaining Shares if All Registered Shares Sold (assuming sale of all shares registered hereunder)	% After Offering (assuming sale of all shares registered hereunder)	Material Transactions with Selling Shareholder in past 3 years (incl. nature of services provided and dates provided)
Peer Ericson Holdings	1,000,000	1,000,000	0.69%	0	0%	[1]
Sky Direct, LLC	5,000,000	5,000,000	3.43%	0	0%	[2]

Microcap Headlines, Inc.	400,000	400,000	0.27%	0	0%	[3]
Michael T. Studer Family Trust	150,000	150,000	0.10%	0	0%	[4]

The percentages in this table are based on a grand total of 145,608,250 common shares issued and outstanding, including those held by affiliates, as of June 1, 2016. This presumes that no shares offered directly by the Company are sold.

(1) Peer Ericson is the natural person having voting and investment control over the shares beneficially owned by Peer Ericson Holdings. Peer Ericson Holdings acquired its shares pursuant to a subscription agreement with the Company, dated August 19, 2015, whereby it purchased 1,000,000 shares for $0.10 per share.  The Company granted the investor “piggyback registration rights” pursuant to the subscription agreement.

(2) Darlene Pergola is the natural person having voting and investment control over the shares beneficially owned by Sky Direct, LLC. Sky Direct received its shares pursuant to a bridge financing agreement with the Company, dated August 20, 2015. Pursuant to the agreement, Sky Direct agreed to fund the Company with up to $200,000, evidenced by promissory notes, and the Company agreed to issue Sky Direct up to 10,000,000 shares of common stock. To date, Sky direct has funded $50,000 and received 5,000,000 shares.

(3) Howard Schwartz is the natural person having voting and investment control over the shares beneficially owned by Microcap Headlines, Inc., which acquired its shares pursuant to a services agreement with the Company, dated August 21, 2015, whereby it irrevocably received 400,000 shares for the initial six month term of its services.  The Company granted the investor “piggyback registration rights” pursuant to the agreement.

(4) Michael T. Studer, CPA PC is the natural person having voting and investment control over the shares beneficially owned by the Michael T. Studer Family Trust, which acquired its shares in satisfaction of $15,000 owed Michael Studer for past services rendered.

PLAN OF DISTRIBUTION

Our common stock is currently on OTC Market’s Pink Sheets under the symbol “WRAP.” However, such listing may not be sustained in the future should we fail to meet OTC Market’s criteria for maintaining listing. Further, there is limited trading of our shares and there is not yet a market for our warrants. Accordingly, our shares should be considered highly illiquid, which inhibits investors’ ability to resell their shares.

Upon this registration statement being declared effective, the selling shareholders and Company may offer and sell shares from time to time until all of the shares registered are sold; however, this offering will terminate two years from the initial effective date of this registration statement, unless extended or terminated by the Company pursuant to a post-effective amendment.

There can be no assurances that the Company or selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all the fees and expenses incident to the registration of the securities but will not pay any commissions or similar fees on the sale of selling shareholder shares offered pursuant to this prospectus.

All of the foregoing and following may affect the marketability of our securities. Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to this registration statement disclosing such matters.

Selling Shareholders

Selling shareholders are offering up to 6,550,000 shares of common stock. The selling shareholders will offer their shares at $0.05 per share until such time as the Company’s shares are listed on a recognized inter-dealer quotations system (e.g. OTCQB), at which time selling shareholder shares will be sold at prevailing market prices through market transactions or privately negotiated prices.. We will not receive proceeds from the sale of shares from the selling shareholders.

Selling shareholders in this offering may be considered underwriters, as that term is defined in Section 2(11) of the Securities Act. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the OTC Markets, including broker's transactions or privately negotiated transactions.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this prospectus. The selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this prospectus.

Each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person. We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under this registration statement.

We will not pay for any expenses relating to the sale of shares by the selling shareholders except the fee for this registration statement, edgarizing and other expenses related to filing this registration statement.

The Company

In addition to the shares being offered by selling shareholders, we are offering up to 40,000,000 shares of our common stock, together with warrants to purchase up to 20,000,000 shares of common stock, for a total of up to $2,000,000 in gross offering proceeds, assuming all securities are sold. Units consisting of one share of common stock and one warrant to purchase ½ common share are being offered at a price of $0.05 per unit. Each warrant offered shall have a term of three years and with an exercise a price of $0.10 per share.

There is no minimum offering amount or escrow required as a condition to closing and we may sell significantly fewer shares of common stock and warrants than those offered hereby. The minimum investment for any investor purchasing directly from the Company is $10,000, unless such minimum is waived by the Company, which may be done in its sole discretion on a case-by-case basis. Notwithstanding the sale of the maximum offering amount of $2,000,000 by the Company, this offering will not terminate if all shares offered by the selling shareholders have not been sold. In any case, this offering will terminate by the expiration of two years from the date hereof, unless earlier terminated or extended by the Company’s filing of an amendment to the registration statement of which this prospectus is a part.

Currently, we plan to have our executive officers sell the securities on a self-underwritten basis. They will receive no discounts or commissions. Our executive officers will deliver prospectuses to those persons who they believe might have interest in purchasing all or a part of this offering. All shares and warrants will be offered on a “best-efforts” basis.

As of the date of this prospectus, we have not entered into any arrangements with any selling agents for the sale of the securities; however, may engage one or more selling agents to sell the securities in the future. If we elect to do so, we will file an amendment to this Registration Statement to identify them. We intend to compensate selling agents that sell securities in this offering, if any, with commission and reimbursements totaling no more than 11% of the gross proceeds from the securities sold by them, including stock based commissions of up to 8% of the amount of securities sold by them.

All subscription agreements and checks are irrevocable until accepted and should be delivered to the Company at the address provided in the subscription agreement. A subscription agreement executed by a subscriber is not binding on the Company until it is accepted on our behalf by the Company’s CEO or by specific resolution of our Board of Directors.

The proceeds from the sale of the shares in this offering by the Company will be payable directly to the Company for immediate use.

The Company will deliver stock certificates attributable to shares of common stock purchased directly to the purchasers within five days from the Company’s acceptance of the investor’s subscription or as soon thereafter as practicable. Warrants will be delivered at the same time. Stock certificates and warrants will be delivered as reasonably directed by the investor in the subscription agreement.

We have not yet applied for “blue sky” registration in any state, and there can be no assurance that we will be able to apply, or that our application will be approved and our securities will be registered, in any state in the US. If applicable, the shares may not be offered or sold in certain jurisdictions unless they are registered or otherwise comply with the applicable securities laws of such jurisdictions by exemption, qualification or otherwise. We intend to sell the shares only in the states in which this offering has been qualified or an exemption from the registration requirements is available, and purchases of shares may be made only in those states. For further discussion regarding “blue sky” registration please see “Risk Factors” elsewhere in this prospectus.

Our officers will not register as broker-dealers under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker-dealer. The conditions are that:

·	the person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and

·	the person is not at the time of their participation an associated person of a broker-dealer; and

·

the person meets the conditions of paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (i) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (ii) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding 12 months; and (iii) does not participate in selling and offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (a)(4)(iii) of Rule 3a4-1 of the Exchange Act.

Our officers are not statutorily disqualified, are not being compensated, and are not associated with a broker-dealer. They are and will continue to hold their positions as officers or directors following the completion of the offering and have not been during the past 12 months and are currently not brokers or dealers or associated with brokers or dealers. They have not nor will they participate in the sale of securities of any issuer more than once every 12 months. Notwithstanding, our director, Carl Dilley, is a minority owner in a holding company that holds interests in a registered broker dealer, Spartan Securities Group, Ltd. In any case, Mr. Dilley will not be selling securities registered in this offering on our behalf.

OTC Markets Considerations

The OTC Markets is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Markets. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Markets.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Markets has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.

Although we believe listing on the OTC Markets will increase liquidity for our stock, investors may have greater difficulty in getting orders filled than if we were on NASDAQ or other exchange. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively on OTC Markets as with exchange-listed securities. Also, because OTC Markets stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Markets securities. Investors do not have direct access to the quotation service. For OTC Markets securities, there only has to be one market maker.

DESCRIPTION OF SECURITIES

The following description is a summary of the material rights of share and warrant holders. Shareholder rights are dictated via the Company’s Articles of Incorporation and Bylaws, and the rights of warrant holders (prior to exercise) are dictated by the warrants. Each of the foregoing documents has been filed as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 400,000,000 shares of common stock with no par value. As of the date of this registration statement, there were 145,680,250 shares of common stock issued and outstanding, held by 151 shareholders of record.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Shareholders may take action by written consent of over 50% of the issued and outstanding common stock of the Company.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no pre-emptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share rateably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control.

Series A Preferred Stock

The Company has authorized the issuance of 20 shares of Series A preferred stock. Each preferred share is convertible into 10,000,000 shares of common stock and is entitled to 20,000,000 votes. On or around October 29, 2015, we authorized the issuance of 5 shares of preferred stock to Marco Alfonsi and Rolv Heggenhougen’s entity, McKenzie Webster Limited, respectively.

Warrants and Stock Options

In addition to the shares offered hereby, we are also offering warrants to purchase up to 20,000,000 shares in the Company. For every share purchased directly from the Company, we will issue the shareholder a warrant to purchase ½ share of common stock. Each warrant shall entitle its holder to purchase ½ share of our common stock and may be exercised no later than three years from the date of its issuance. Warrants may be exercised at a price equal to $0.10 per share. In no case will investors be entitled to exercise their warrants if such exercise would place their respective holdings at over 9.9% of our then issued and outstanding shares.

Our warrants offered hereby contain many standard provisions. Warrants may be adjusted in the event of Company recapitalization or reorganization. Warrants must be exercised in writing by the holder and accompanied by payment in full. The Company shall have five days following receipt of notice to exercise a warrant, or as soon as practically possible thereafter, to issue the shares properly requested and paid for pursuant to the warrant.

We currently have the following options and warrants outstanding:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, January 1, 2013	1,700,000	707,500	2,407,500
Granted in 2013	-	-	-
Cancelled in 2013	-	-	-

Balance, December 31, 2013	1,700,000	707,500	2,407,500
Granted in 2014	10,000,000	-	10,000,000
Cancelled in 2014	(11,500,000)	(400,000)	(11,900,000)

Balance, December 31, 2014	200,000	307,500	507,500

Unaudited:

Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, September 30, 2015	200,000	307,500	507,500

INTEREST OF NAMED EXPERTS

The financial statements of the Company for fiscal years ending December 31, 2014 and 2015 have been included herein in reliance upon the reports of Blanchfield, Meyer, Kober & Rizzo, LLP, certified public accountants upon the authority of said firm as experts in accounting and auditing.

The legality of the securities offered under this registration statement is being passed upon by Austin Legal Group, APC.

DESCRIPTION OF BUSINESS

Organization

WRAPmail Inc. was organized in Florida in October, 2005 with a principal business address at 445 NE 12th Ave., Fort Lauderdale, FL 33301. The Company currently has 147 shareholders of record and 145,363,750 shares of common stock and 10 shares of preferred stock outstanding. WRAPmail, Inc. is publicly traded under the symbol “WRAP” and quoted on OTC Market’s “Pink Sheets.” The Company’s securities are otherwise not traded or quoted on any national exchange. There is no market for the warrants included in this offering.

The Company effected a 10 for 1 forward stock split on December 27, 2010; and a 1 for 10 reverse stock split on June 4, 2013.

On January 5, 2015, WRAPmail and Prosperity Systems, Inc. (“Prosperity”) entered into a stock purchase agreement whereby WRAPmail would acquire all outstanding shares of Prosperity in a one-for-one exchange of 36,354,077 shares. The WRAPmail shares were newly issued. In addition, 80,000,000 newly issued shares of WRAPmail were given to Prosperity’s CEO, Marco Alfonsi, for extinguishment of $22,250 of debt owed to him by Prosperity and services to be performed by Mr. Alfonsi. In connection with the share exchange, WRAPmail’s then CEO retired 70,166,750 of WRAPmail’s outstanding stock and retired from his position as CEO but remained as chairman. Prosperity’s CEO, Marco Alfonsi, became the Company’s new CEO.

On October 29, 2015, the Company, pursuant to board resolution, elected to formally dissolve Prosperity Systems, Inc. and file its final tax return with the IRS, file articles of dissolution with the secretary of state, and transfer its net assets and operations to the Company as Prosperity’s sole shareholder. This process has been initiated and should be complete within the third quarter of 2016. Prosperity’s primary offering was its proprietary Software as a Service (“SaaS”) system called the Bullseye® Productivity Suite, which consolidates the most desired office productivity tools into one online experience accessible by registered users from anywhere. Bullseye will now be operated directly by WRAPmail as a division of the Company’s operations rather than within a subsidiary.

Business

WRAPmail, Inc. is development stage company formed in order to tap into a largely un-serviced segment of the web-based advertising industry. In July, 2015, WRAPmail, Inc. completed its acquisition of Prosperity Systems, Inc. Prosperity’s primary offering is its proprietary Software as a Service (“SaaS”) system called the Bullseye® Productivity Suite, which consolidates the most desired office productivity tools into one online experience accessible by registered users from anywhere.

The Company now operates two complimentary business offerings:

•

WRAPmail: Patented interactive Email stationery for regular (one-on-one) business and personal Emails.

•

Bullseye: Document, project and sales management system with a focus on document retention and compliance.

Our focus is currently squarely on growing the WRAPmail solution; we see tremendous potential for rapid growth, user adoption and to build shareholder value in this area of our business. We will continually re-evaluate our opportunities for growing the Bullseye side of our business.

We are dependent on a few major revenue sources and the loss of any one of them could negatively materially impact our revenues. We do not have contracts with any of these customers. For the year ended December 31, 2015, two customers accounted for approximately 34% and 28%, respectively, of total revenues. For the year ended December 31, 2014, one customer accounted for approximately 47% of total revenues.

WRAPmail

The Company owns a patented technology that combines custom marketing content with organization e-mail to provide a next generation marketing platform for organizations and personal use. WRAPmail provides a branding and advertising solution to organizations allowing employee e-mails to be written on company sanctioned trackable e-mail stationary as opposed to using simple, personal e-mail signatures. In essence, WRAPmail turns every e-mail sent by one of our customers into valuable marketing tool by “wrapping” the e-mail with the customer’s letterhead, logo, product offerings, or other information or graphics that the customer wishes to disseminate to the reader.

WRAPmail believes it offers one of the most cost‐effective marketing solutions on the market by simply turning every e-mail into a marketing tool. The concept behind WRAPmail is to utilize the fact that everyone is identified by a website (corporate and/or social network site) and communicates via e-mail every day. WRAPmail enables Emails to become a marketing tool to help promote, brand, and sell / cross‐sell in addition to driving traffic to the representative website.

Notwithstanding tremendous expected growth, current commercial uses for e‐mail are mostly limited to “opt‐in” marketing, whereby consumers “choose” to receive certain e‐mail newsletters, which are then used for suggestive selling and brand loyalty. Current forms of direct marketing are also “one‐to‐many” from business to persons, while the person‐to‐person e‐mail market has been almost entirely neglected.

WRAPmail is a server/cloud‐ based solution. Users create e-mails just as they always have, and do not see the rich content. Users are not required to change their e‐mail address and the administrator can “construct” with or without the help of the WRAPmail Production & Design team different e‐mail letterheads using the included WRAPmaker that allow for including different graphics, links, promotions, surveys and/or audio. The e-mail either makes a stop after leaving the user’s desktop and that “stop” is where the e-mail gets wrapped or users use the available WRAPmail toolbars. Currently, toolbars are available for Google Chrome, Microsoft Internet Explorer, Apple Safari and Firefox for Gmail, Yahoo Mail, AOLMail, Microsoft Hotmail/LIVE, GoDaddy webmail, Keller Williams webmail, Salesforce.com webmail and 24sevenoffice.com webmail. WRAPmail software resides in the cloud or for large clients on their own server inside their Firewall. One WRAPmail server can currently process about 100K emails per hour (as we move to multi‐threading we believe we can increase the speed ten‐fold). WRAPmail has also developed an APP for Android and iPhone where users can send WRAPPED emails from their Gmail, Yahoo Mail, AOL Mail and Microsoft Mail.

We currently have over approximately 4,700 clients are using our WRAPmail products. WRAPmail business clients span many industries: Real Estate, Electronics, Copier Dealers, Automotive, Hospitals, Yachting, TV, Radio, Restaurants, Insurance, MLM/Network Marketing, Hotels, Cruise, Sports, Attorneys, Accountants, Doctors, Dentists, Newspapers, Golf Clubs, Builders/Contractors, Financial Services, Travel, Furniture and Manufacturing to name a few. Our Business and Personal clients also span the globe. WRAPmail is independent of both geography and industry.

Almost all clients have been using our free solution, which we intend to begin to phase out in favor-of a subscription only model. Moving forward the Company is preparing to launch “WRAPmail 2.0,” a paid service with B2B and B2C offerings, on a national scale. The Company intends to charge $50 per registered e-mail address on an annual basis for WRAPmail 2.0. For this fee, customers can create as many wraps and send as many emails as they may like. If they wish to buy a predesigned wrap, use any of our graphics or use our design services, customers may do so for an additional fee. WRAPmail 2.0 is the most up-to-date version of the software and is compatible with most major e-mail and social networking technologies.

As an add-on feature to WRAPmail 2.0, the Company intends to offer customers its Affinity Program, which will allow subscribing customers the use of licensed wraps for their favorite sports teams, colleges, or celebrities. In order to offer such services, we will need to enter into licensing arrangements with the various teams, schools, and celebrities for whom we intend to offer wraps. We have not entered into any such licenses as of this date.

Users may also wrap their social networking sites such as Twitter and Facebook.

WRAPmail 2.0 allows us to offer a subscription product to the public on a scalable basis. It is expected that our main costs in operating WRAPmail 2.0 will be our fixed costs such as rent, advertising and management salaries; however, our variable expenses based on customer usage will increase only slightly as the number of user increases. We are hoping to convert a majority of our customers currently using our free version to paying customers using WRAPmail 2.0 once we discontinue our free offerings following launch of WRAPmail 2.0. We recognize that we may lose some of current customers who do not want to pay a monthly subscription fee; however, we anticipate compensating for such loss with new market growth.

WRAPmail 2.0 has soft launched on a limited basis for testing purposes. We expect full launch by third quarter, 2016 after all tests have been performed and bugs removed.  The Company will initiate a marketing campaign marketing about a month after launch, assuming sufficient funds are raised from this offering.  The Company expects to use up to $500,000, assuming all securities are sold, to promote its WRAPmail 2.0. The campaign will include a national marketing effort supported by television, radio, internet, celebrity endorsements and word of mouth. The plan calls for a designated VP of Business Development who will oversee growth worldwide. The Company also intends to ramp-up its sales and marketing team. The Company also intends to offer an “affiliate program” whereby a third-party may purchase our services at a 10% discount and re-sell such services to the public at normal rates, creating a quasi-sales force for the Company. To the extent that the Company is unable to raise all funds sought in this offering, it will reduce its marketing efforts of WRAPmail 2.0.

The Opportunity

Email remains the most pervasive form of communication in the business and consumer world. While other technologies such as social networking, instant messaging (IM), mobile IM, and others are also taking hold, Email remains the most ubiquitous form of electronic communication.

After extensive research, we are not aware of any competitors developing a similar solution to WRAPmail, possibly giving us first mover advantage. Our main advantages over potential competitors are: (i) copyright and patent, (ii) time to market, and (iii) our current adoption effect has already begun to occur. Nonetheless, we may face competition from stationary letterhead and bulk e-mail providers. However, Stationary letterhead lacks scalability and bulk Email is normally treated as SPAM, whereas WRAPmail is being sent person to person.

We also intend to move into the mobile messaging market. On July 20, 2015 WRAPmail filed for a new patent under the title: Method, System and Software for Dynamically Extracting Content for Integration with Instant Messages. We would also like to better utilize our module for administering our ad-share revenue program where users can elect to place advertisements within their wraps and share in a portion of the revenues generated by us from the advertiser.

Bullseye

The Bullseye Productivity Suite is a cloud-based system that consolidates all necessary office productivity tools into one online experience, accessible everywhere when you need it with full disaster recovery mechanisms built in. All functions and features are audited to help users with corporate governance and compliance issues.

The Bullseye® Productivity Suite consolidates all necessary office productivity tools into one online experience accessible everywhere you need it. The system has tools that include, but not limited to, close loop Email, CRM marketing, task and project management, document storage and retrieval system, note system, form building, video conferencing, scanning, internet cloud and real‐time data use. All functions and features of the Bullseye® Productivity Suite are audited and help our clients with corporate governance and compliance. Flawless organization of personal and professional information as well as the categorizing and archiving of digital files is possible through our Bullseye platform

Our goal is to offer a very specialized niche SaaS offering focused on Compliance, Corporate Governance and Disaster Recovery to the SMB market. Our goal over a three-year period is to grow the Bullseye platform user base to over 5,000 users. Currently, Bullseye has approximately 55 customers paying a rate of $50 per month.

The CRM market is dominated by the likes of Salesforce, Microsoft, etc. These are generalized solutions offered on a one size fits all basis. We are focused on helping our small business clients who would otherwise have to hire consultants to integrate into these large generalized solutions. We develop niche SaaS products based on industry best practices. Our end products allow our customers, e.g., Broker Dealers, Small Financial Services firms, etc. to optimize their business and increase their productivity.

Intellectual Property

We own the following patents for our WRAPmail technology: US patent no. 8572275 issued on October 29, 2013. This patent expires in October, 2033. On July 20, 2015 WRAPmail filed for a new patent under the title: Method, System and Software for Dynamically Extracting Content for Integration with Instant Messages.

Any expiration of our patents or claims would adversely affect our business. However, with regard to the importance and effect of these patents, it is necessary to understand the structure of the Company’s intellectual property. Patents have been relied upon to discourage infringement during the research and development stage of the technology. In that sense we believe that the main purpose of the patents has been that they have served to provide the Company a head start against potential competitors. A significant body of unpublished know-how and trade secrets is closely held by the Company in order to mitigate the risk of competition that could arise from other parties’ reliance merely upon the information contained in the patents. The Company can derive revenue from sub-licensing its know-how without sub-licensing the rights to patents, or it can, as it has the right to do under the agreement, also sublicense the patents as well.

Employees

We currently have 2 full-time employees.

Reports to Security Holders

Once the registration statement to which the prospectus relates is declared effective by the SEC, we will be required to file reports and other information with the SEC. Further, we intend to file a form 8A-12G with the SEC in order to register our shares under the Securities Exchange Act of 1934. You may read and copy any document that we file at the SEC's public reference facilities at 100 F. Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for more information about its public reference facilities. Our SEC filings are available to you free of charge at the SEC's web site at www.sec.gov. We are an electronic filer with the SEC and, as such, our information is available through the Internet site maintained by the SEC that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This information may be found at www.sec.gov and posted on our website at wrapmail.com.

Research and Development

In fiscal year 2013 we spent in a combination of fees and common stock issuances a total of approximately $321,699 in research and development; $1,030 in 2014; and $276,994 for 2015. These figures include monies spent by Prosperity on its Bullseye product offering.

Government Regulation

We are subject to general business regulations and laws as well as Federal and state regulations and laws specifically governing the Internet and e-commerce. Existing and future laws and regulations may impede the growth of the Internet, e-commerce or other online services, and increase the cost of providing online services. These regulations and laws may cover sweepstakes, taxation, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts and other communications, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales, use and other taxes, libel and personal privacy apply to the Internet and e-commerce. Unfavorable resolution of these issues may harm our business and results of operations.

DESCRIPTION OF PROPERTY

The Company does not currently own any real property. We do however lease office space in Fort Lauderdale, Florida and Hicksville, New York.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we are involved.

MARKET PRICE, DIVIDENDS, AND RELATED STOCKHOLDER MATTERS

Since April, 2011, our common stock has been quoted on the OTC Market’s Pink Sheets under the symbol “WRAP”. Trading in our common stock has historically lacked consistent volume, and the market price has been volatile. There is no market for our preferred stock or warrants.

The following table presents, for the periods indicated, the high and low bid prices of the Company’s common stock, and is based upon information provided by the OTC Marketplace. These quotations below reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

		2016
	High		Low
First Quarter	$0.15		$0.08
Second Quarter	$0.13		$0.06

		2015
	High		Low
First Quarter	$0.12		$0.052
Second Quarter	$0.09		$0.045
Third Quarter	$0.40		$0.13
Fourth Quarter	$0.18		$0.10

		2014
	High		Low
First Quarter	$0.095		$0.071
Second Quarter	$0.088		$0.026
Third Quarter	$0.079		$0.026
Fourth Quarter	$0.07		$0.03

		2013
	High		Low
First Quarter	$0.33		$0.22
Second Quarter	$0.27		$0.02
Third Quarter	$0.15		$0.006
Fourth Quarter	$0.148		$0.035

The last reported sale price of the Company’s common stock as of June 5, 2016 was $0.069 per share.

As of the date of this prospectus, there were 151 shareholders of record per the Company’s transfer agency’s listing of shareholders.

We do not now have, or plan to have in the near future, an equity incentive plan.

We have not declared any cash dividends on our common stock in the past two years and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

We currently have the following options and warrants outstanding:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, January 1, 2013	1,700,000	707,500	2,407,500
Granted in 2013	-	-	-
Cancelled in 2013	-	-	-

Balance, December 31, 2013	1,700,000	707,500	2,407,500
Granted in 2014	10,000,000	-	10,000,000
Cancelled in 2014	(11,500,000)	(400,000)	(11,900,000)

Balance, December 31, 2014	200,000	307,500	507,500

Unaudited:

Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, September 30, 2015	200,000	307,500	507,500

In addition to the above, there are no other outstanding securities of the Company convertible into common stock. Of the common stock that is outstanding approximately 114,321,505 shares of common stock are eligible to be sold pursuant to Rule 144. Further, all securities sold pursuant to this offering will be eligible for immediate resale as free-trading securities. The sale of the foregoing securities into the public market could materially negatively impact the price of the Company’s stock, depending on when, how, how much and for at what price such securities are traded.

FINANCIAL STATEMENTS AND NOTES

Index

WRAPmail, Inc. – Years Ended December 31, 2015 and 2014:

Page

Report of Independent Registered Public Accounting Firm

 36

Consolidated Balance Sheets

 37

Consolidated Statements of Operations

 38

Consolidated Statements of Stockholders' Equity

 39

Consolidated Statements of Cash Flows

 42

Notes to Consolidated Financial Statements

 44

WRAPmail, Inc. – Three Months Ended March 31, 2016 and 2015 (unaudited):

Consolidated Balance Sheets

 54

Consolidated Statements of Operations

 55

Consolidated Statements of Cash Flows

 56

Notes to Consolidated Financial Statements

 57

Prosperity Systems, Inc. – Years Ended December 31, 2014 and 2013:

Report of Independent Registered Public Accounting Firm

 67

Balance Sheets

 68

Statements of Operations

 69

Statements of Stockholders' Equity

 70

Statements of Cash Flows

 72

Notes to Financial Statements

 74

BMKR, LLP
Certified Public Accountants	T 631 293-5000

1200 Veterans Memorial Hwy, Suite 350	F 631 234-4272
Hauppauge, New York 11788	www.bmkr.com
Thomas G. Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of WrapMail Inc.

We have audited the accompanying balance sheets of WrapMail Inc. as of December 31, 2015 (consolidated) and 2014, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015. WrapMail Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WrapMail Inc. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the year in the two-year period ended December 31, 2015, in conformity with accounting principles general accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (2) to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matter are also described in Note (2). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BMKR, LLP

BMKR, LLP

Hauppauge, NY

May 25, 2016

Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board

WRAPmail, Inc. and Subsidiary
Consolidated Balance Sheets
	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$18,373	$100,475
Accounts receivable, less allowance for doubtful accounts of $15,726 and $0, respectively	24,473	-
Prepaid expenses	39,671	-
Total current assets	82,517	100,475

Property and equipment, at cost less accumulated
depreciation of $13,754 and $0, respectively	17,642	-

Other assets:
Security Deposit	11,687	-
Note receivable	39,000	-
Intangible assets, net of accumulated amortization
of $30,973 and $3,395, respectively	29,455	3,549
Total other assets	80,142	3,549

Total assets	$180,301	$104,024

Liabilities and Stockholders' Equity
Current liabilities:
Notes and loans payable	$8,000	$-
Accounts payable	37,749	82,376
Accrued expenses payable	31,264	2,456
Total current liabilities and total liabilities	77,013	87,832

Stockholders' equity:
Series A Preferred stock, no par value:
authorized 20 shares, issued and outstanding
10 and 0 shares, respectively	-	-
Common stock, no par value; authorized
400,000,000 shares, issued and outstanding
145,363,750 and 182,062,173
shares, respectively	11,945,995	8,267,176
Accumulated deficit	(11,842,707)	(8,250,984)
Total stockholders' equity	103,288	16,192

Total liabilities and stockholders' equity	$180,301	$104,024
See notes to consolidated financial statements.

WRAPmail, Inc. and Subsidiary
Consolidated Statements of Operations and Comprehensive Loss
Years Ended December 31, 2015 and 2014
	2015	2014

Revenues	$110,431	$14,677

Operating expenses:
Officers and directors compensation (including stock-
based compensation of $750,000 and $0, respectively	851,250	-
Consulting fees (including stock-based compensation of
$438,290and $0, respectively)	488,574	1,530
Depreciation of property and equipment	2,201	-
Amortization of intangible assets	3,974	404
Other (including stock-based compensation of $15,000 and $0, respectively)	338,715	42,385

Total operating expenses	1,684,714	44,319

Loss from operations	(1,574,283)	(29,642)

Other income (expense):
Loss on Investment	(1,760)	-
Gain on sale of 50% Interest in Stock Market Manager, Inc.	27,500	-
Interest income	127	-
Impairment of goodwill	(1,994,641)	-
Interest expense (including amortization of debt
discounts of $47,872 and $0, respectively)	(48,666)	-

Other income (expense) – net	(2,017,440)	-

Loss before provision for income taxes	(3,591,723)	(29,642)

Provision for income taxes	-	-

Net loss and comprehensive loss	$(3,591,723)	$(29,642)

Net loss per common share -basic and diluted	$(.02)	$(.00)

Weighted average common shares
outstanding – basic and diluted	214,694,520	178,084,091

See notes to consolidated financial statements.

WRAPmail, Inc. and Subsidiary
Consolidated Statements of Stockholders' Equity
Years Ended December 31, 2014 and 2015

	Preferred Stock, no par value		Common Stock, no par value		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total

Balance, December 31, 2013	-	$-	178,062,173	$8,079,934	$(8,221,342)	$(141,408)
	-	-
Sale of common stock on December 30, 2014at $0.025 per share	-	-	4,000,000	100,000	-	100,000

Forgiveness of debt by then majority stockholder	-	-	-	87,242	-	87,242

Net loss	-	-	-	-	(29,642)	(26,642)

Balance, December 31, 2014	-	-	182,062,173	8,267,176	(8,250,984)	16,192

Acquisition of Prosperity Systems, Inc.
effective January 5, 2015	-	-	36,354,077	1,999,474	-	1,999,474

Issuance of common stock effective
January 5, 2015 to Marco Alfonsi in
satisfaction of debt and other consideration	-	-	70,166,750	22,270	-	22,270

Retirement of common stock effective
January 5, 2015 from McKenzie Webster
Limited pursuant to acquisition of
Prosperity Systems, Inc.	-	-	(70,166,750)	-	-	-

	Preferred Stock, no par value		Common Stock, no par value		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total

Issuance of common stock on March 19, 2015
in satisfaction of debt and accrued interest	-	-	117,500	29,375	-	29,375

Issuance of common stock on March 26, 2015
to related parties for services rendered	-	-	5,000,000	400,000	-	400,000

Issuance of common stock on June 14, 2015
pursuant to May 14, 2015 employment
agreement with chief executive officer	-	-	10,000,000	510,000	-	510,000

Issuance of common stock on June 30, 2015
in satisfaction of account payable	-	-	1,600,000	82,376	-	82,376

Issuance of common stock on July 6, 2015
for services rendered	-	-	1,200,000	60,000	-	60,000

Issuance of common stock on July 31, 2015
for services rendered	-	-	50,000	14,995		14,995

Sale of common stock on August 4, 2015
at $0.10 per share	-	-	1,000,000	100,000	-	100,000

Issuance of common stock on August 14, 2015
for services rendered	-	-	430,000	107,457	-	107,457

Sale of common stock on August 18, 2015
at $0.10 per share	-	-	1,000,000	100,000	-	100,000

Sale of common stock on August 19, 2015
at $0.10 per share	-	-	1,000,000	100,000		100,000

	Preferred Stock, no par value		Common Stock, no par value		Accumulated
	Shares	Amount	Shares	Amount	Deficit	Total

Issuance of common stock on August 21, 2015
for services rendered	-	-	400,000	90,000	-	90,000

Issuance of common stock on August 21, 2015
as additional consideration for receipt of
$50,000 loan	-	-	5,000,000	47,872	-	47,872

Issuance of Series A Preferred Stock and
retirement of common stock on October
29, 2015	10	-	(100,000,000)	-	-	-

Issuance of common stock on December 30,
2015for services rendered	-	-	150,000	15,000		15,000

Net loss	-	-	-	-	(3,591,723)	(3,591,723)

Balance, December 31, 2015	10	$-	145,363,750	$11,945,995	$(11,842,707)	$ 103,288

WRAPmail, Inc. and Subsidiary

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2015	2014

Operating Activities:
Net loss	$ (3,591,723)	$ (29,642)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation	1,203,290	-
Impairment of goodwill	1,994,641	-
Depreciation of property and equipment	2,201	-
Amortization of intangible assets	3,974	405
Amortization of debt discounts	47,872	-
Gain on sale of 50% interest in Stock Market Manager, Inc.	(27,500)	-
Changes in operating assets and liabilities:
Accounts receivable	(9,037)	-
Prepaid expenses	(4,077)	-
Security deposit	(11,687)	-
Accounts payable	27,287	-
Accrued expenses payable	27,344	86

Net cash used in operating activities	(337,415)	(29,152)

Investing Activities:
Cash received from acquisition of
Prosperity Systems, Inc.	563	-
Intangible assets additions	67	(65)
Fixed assets additions	(18,817)	-
Investment in Stock Market Manager, Inc.	(11,500)	-

Net cash used in investing activities	(29,687)	-

Financing Activities:
Proceeds received from notes and loans payable	50,000	24,000
Repayments of notes and loans payable	(65,000)	-
Proceeds from sales of common stock	300,000	100,000

Net cash provided by financing activities	285,000	121,000

Increase (decrease) in cash and cash equivalents	(82,102)	94,848

Cash and cash equivalents, beginning of period	100,475	5,627

Cash and cash equivalents, end of period	$ 18,373	$ 100,475

See notes to consolidated financial statements.

Year Ended
December 31,
	2015	2014

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$ -	$ -
Interest paid	$ -	$ -

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of common stock in satisfaction of debt	$ 47,270	$ -

Forgiveness of debt ($67,000) and accrued
interest ($20,242)	$ -	$ 87,242

Issuance of common stock for acquisition of Prosperity Systems, Inc. (less $563 cash received)	$ 1,998,911	$ -

Issuance of common stock in satisfaction of accrued interest	$ 4,375	$ -

Issuance of common stock in satisfaction of account payable	$ 82,376	$ -

Debt discount recognized in connection with issuance of common stock as additional consideration for a $50,000 loan	$ 47,872	$ -

Receipt of note perceivable in connection with sale of 50% interest in Stock Market Manager, Inc.	$ 39,000	$ -

WRAPmail, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Years Ended December 31, 2015 and 2014

NOTE 1 – Organization and Description of Business

WRAPmail, Inc. (“WRAP”) was incorporated in Florida on October 11, 2005.  Effective January 5, 2015 (see Note 4), we acquired 100% ownership of Prosperity Systems, Inc., a New York corporation incorporated on April 2, 2008.  WRAP and its wholly owned subsidiary Prosperity (collectively, the “Company”) provide document, project, marketing and sales management systems to business clients through its website and proprietary software.

Effective December 27, 2010, WRAP effected a 10 for 1 forward stock split of its common stock.  Effective June 4, 2013, WRAP effected a 1 for 10 reverse stock split of its common stock.  The accompanying consolidated financial statements retroactively reflect these stock splits.

NOTE 2 – Going Concern Uncertainty

The consolidated financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in a normal course of business. As of December 31, 2015, the Company had cash and cash equivalents of $18,373 and working capital of $5,504. For the years ended December 31, 2015 and 2014, the Company had net losses of $3,591,723 and $29,642, respectively. These factors raise substantial doubt as to the Company's ability to continue as a going concern.  The Company plans to improve its financial condition by raising capital through sales of shares of its common stock.  Also, the Company plans to pursue new customers to attain profitable operations. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of WRAP and its wholly owned subsidiary Prosperity from the date of its acquisition on January 5, 2015. All intercompany balances and transactions have been eliminated in consolidation.

(b)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

(c)  Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, note receivable, note payable, accounts payable, and accrued expenses payable. Except for the note receivable, the fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short term maturity of these instruments. Based on comparable instruments with similar terms, the fair value of the note receivable approximates its carrying value.

(d)  Cash and Cash Equivalents

The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents.

(e)  Property and Equipment, Net

Property and equipment, net, is stated at cost less accumulated depreciation.  Depreciation is calculated using the straight line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to operations as incurred.

(f)  Intangible Assets, Net

Intangible assets, net, are stated at cost less accumulated amortization.  Amortization is calculated using the straight-line method over the estimated economic lives of the respective assets.

(g)  Goodwill and Intangible Assets with Indefinite Lives

The Company does not amortize goodwill and intangible assets with indefinite useful lives, but instead tests for impairment at least annually.  When conducting the annual impairment test for goodwill, the Company compares the estimated fair value of a reporting unit containing goodwill to its carrying value.  If the estimated fair value of the reporting unit is determined to be less than its carrying value, goodwill is reduced and an impairment loss is recorded.

 (h)  Long-lived Assets

The Company reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an evaluation of recoverability is required, the estimated undiscounted future cash flows associated with the asset is compared to the asset’s carrying amount to determine if a write-down is required.  If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value.

(i)  Revenue Recognition

The Company recognizes revenue over agreed periods of services delivered to customers, provided there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

(j) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“ASC718”).

In addition to requiring supplemental disclosures, ASC 718 addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

(k)  Advertising

Advertising costs are expensed as incurred and amounted to $15,652 and $1,531 for the years ended December 31, 2015 and 2014, respectively.

(l) Research and Development

Research and development costs are expensed as incurred.

(m)  Income Taxes

Income taxes are accounted for under the assets and liability method.  Current income taxes are provided in accordance with the laws of the respective taxing authorities.  Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  The Company believes that it has not taken any uncertain tax positions and thus has not recorded any liability.

(n)  Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed on the basis of the weighted average   number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation. For the periods presented, the diluted net loss per share calculation excluded the effect of Series A preferred stock and stock options outstanding (see Note 9 and Note 11).

(o)  Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company.  The impact on the Company's financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 4 – Acquisition of Prosperity Systems, Inc.

Effective January 5, 2015, WRAP acquired 100% ownership of Prosperity Systems, Inc. (“Prosperity”) in exchange for 36,354,077 newly issued shares of WRAP common stock (see Note 10).  The acquisition has been accounted for in the accompanying consolidated financial statements as a purchase transaction.  Accordingly, the financial position and results of operations of Prosperity prior to the date of the acquisition have been excluded from the accompanying consolidated financial statements.

The estimated fair values of the identifiable net assets of Prosperity at January 5, 2015 (effective date of acquisition) consisted of:

Cash and cash equivalents	$ 563
Accounts receivable	15,436
Prepaid expenses	5,594
Property and equipment, net	1,026
Intangible assets, net	29,947
Deferred consulting fees	35,838
Total assets	$ 88,404
Note and loan payable to related party	37,270
Convertible notes payable	30,000
Accounts payable	10,462
Accrued interest payable	5,839
Total liabilities	83,571
Identifiable net assets	$ 4,833

Goodwill of $1,994,641 (excess of the $1,999,474 fair value of the 36,354,077 shares of WRAP common stock issued to Prosperity's stockholders over the $4,833 identifiable net assets of Prosperity at January 5, 2015) was considered fully impaired at the acquisition date and an impairment expense of $1,994,641 was recorded in the three months ended March 31, 2015.

The following pro forma information summarizes the results of operations for the years ended December 31, 2015 and 2014 as if the acquisition occurred at December 31, 2013.  The pro forma information is not necessarily indicative of the results that would have been reported had the transaction actually occurred on December 31, 2013, nor is it intended to project results of operations for any future period.

	Year Ended	Year Ended
	December 31, 2015	December 31, 2014
Revenues	$ 110,431	$ 133,962
Operating expense	1,684,714	231,209
Loss from Operations	(1,574,283)	(97,247)
Other income (loss) - net	(22,799)	(42,686)
Net loss	$ (1,597,082)	$ (139,933)
Net loss per common share - basic and diluted	$ (0.01)	$ (0.00)
Weighted average common shares outstanding - basic and diluted	$ 215,868,057	$ 214,438,168

NOTE 5 – Note Receivable

The $39,000 note receivable at December 31, 2015 bears interest at a rate of 3% per annum and is due November 30, 2020. The receivable arose from the Company’s sale of its 50% interest in Stock Market Manager, Inc. to Endeavour Cooperative Partners, LLC (“Endeavour”) on November 30, 2015. Endeavour is affiliated with Carl Dilley, a company director.

NOTE 6 – Intangible Assets, Net

Intangible assets, net, consist of:

	December 31,
	2015	2014
Videos conferencing software acquired by Prosperity in December 2009	$ 30,000	$ -
Enterprise and audit software acquired by Prosperity in April 2008	20,000	-
Patent costs incurred by WRAP	6,880	6,944
Other	3,548	-
Total	60,428	6,944
Accumulated amortization	(30,973)	(3,395)
Net	$ 29,455	$ 3,549

Expected future amortization expense for intangible assets as of December 31, 2015follows:

Amount
2016	$ 3,975
2017	3,975
2018	3,975
2019	3,975
Thereafter	13,555
Total	$ 29,455

NOTE 7 – Deferred Consulting Fees

For the year ended December 31, 2015, deferred consulting fees were accounted for as follows:

   Amounts assumed from acquisition of

      Prosperity Systems, Inc. on January 5, 2015:

      Prosperity shares issued to Stan Teeple, Inc. pursuant

 to Consulting Agreement with term of three years

         from March 23, 2012 to March 23, 2015 ($110,000),

         less $101,662 expensed through December 31, 2014

$8,338

       Prosperity shares issued to Ken Echevaria pursuant to

            Business Consulting Agreements($110,000), less

$82,500 expensed through December 31, 2014

  27,500

         Total

   35,838

Amount expensed in the year ended December 31, 2015

      (35,838)

Balance, December 31, 2015

 $      -

NOTE 8 – Notes and Loans Payable

In December 2014, McKenzie Webster Limited (“MWL”)  and Rolv E. Heggenhougen forgave a total of $67,000 loans payable and $20,242 accrued interest payable due them. MWL is an entity controlled by Rolv E. Heggenhougen (WRAP chairman of the board of directors since inception on October 11, 2005; WRAP chief executive officer from inception on October 11, 2005 to January 5, 2015).

On January 5, 2015 (see Note 10), the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi. Marco Alfonsi has been the chief executive officer of Prosperity since its inception on April 2, 2008 and has been the chief executive officer of WRAP since January 5, 2015.

On March 19, 2015 (see Note 10), the Company issued 117,500 shares of WRAP common stock to an investor in satisfaction of a $25,000 Prosperity note payable and $4,375 accrued interest.

On August 20, 2015 (see Note 10), the Company borrowed $50,000 from an investor pursuant to a $50,000 Bridge Loan Financing Agreement which provided for the issuance of 5,000,000 shares of WRAP common stock to the investor. The Note was repaid $25,000 on September 28, 2015, $12,500 on October 28, 2015, and $12,500 on November 12, 2015.

On August 21, 2015 and August 24, 2015, the Company repaid a $15,000 Prosperity convertible note payable to Marco Alfonsi.

NOTE 9 – Preferred Stock

On October 29, 2015, the Company issued a total of 10 shares of WRAP Series A Preferred Stock (5 shares to MWL and 5 shares to Marco Alfonsi) in exchange for the retirement of a total of 100,000,000 shares of WRAP common stock (50,000,000 shares from MWL and 50,000,000 shares from Marco Alfonsi).

Each share of Series A Preferred Stock is convertible into 10,000,000 shares of WRAP common stock and is entitled to 20,000,000 votes.

NOTE 10 – Common Stock

On December 30, 2014, the Company sold 4,000,000 shares of WRAP common stock to an investor at a price of $0.025 per share for proceeds of $100,000.

On January 5, 2015, the Company issued a total of 36,354,077 shares of WRAP common stock to Prosperity stockholders pursuant to the acquisition of Prosperity.  See Note 4.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.  See Note 8.

On January 5, 2015, MWL retired 70,166,750 shares of WRAP common stock owned by it.

On March 19, 2015, the Company issued 117,500 shares of WRAP common stock to an investor in satisfaction of a $25,000 Prosperity note payable and $4,375 accrued interest. See Note 8.

On March 26, 2015, the Company issued a total of 5,000,000 shares of WRAP common stock to the three members of the Board of Directors (1,000,000 shares each) and the four members of the Board of Advisors (500,000 shares each) for services rendered.  The $400,000 fair value of the 5,000,000 shares of WRAP common stock was charged $240,000 to officers and directors compensation and $160,000 to consulting fees in the three months ended March 31, 2015.

On June 14, 2015 (see Note 13), the Company issued 10,000,000 shares of WRAP  common stock to Marco Alfonsi pursuant to an Executive Employment Agreement dated May 14, 2015.  The $510,000 fair value of the 10,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended June 30, 2015.

On June 30, 2015, the Company issued 1,600,000 shares of WRAP common stock to a vendor in satisfaction of an $82,376 account payable to the vendor.

On July 6, 2015, the Company issued a total of 1,200,000 shares of WRAP common stock to two consultants for services rendered.  The $60,000 fair value of the 1,200,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On July 31, 2015, the Company issued 50,000 shares of WRAP common stock to a consultant for services rendered.  The $14,995 fair value of the 50,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 4, 2015, the Company sold 1,000,000 shares of WRAP common stock to an investor at a price of $0.10 per share for proceeds of $100,000.

On August 14, 2015, the Company issued 430,000 shares of WRAP common stock to a consultant for services rendered.  The $107,457 fair value of the 430,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 18, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. individual investor at a price of $0.10 per share for proceeds of $100,000.

On August 19, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. entity investor at a price of $0.10 per share for proceeds of $100,000.

On August 21, 2015, the Company issued 400,000 shares of WRAP common stock to a consultant for services rendered.  $60,000 of the $90,000 fair value of the 400,000 shares of WRAP common stock was charged to consulting fees in the six months ended December 31, 2015 and $30,000 has been included in prepaid expenses at December 31, 2015.

On August 21, 2015 (see Note 8), pursuant to a $50,000 Bridge Loan Financing Agreement and related Note dated August 20, 2015, the Company issued 5,000,000 shares of WRAP common stock to an investor as additional  consideration for the $50,000 loan. The proceeds of the Note were allocated between the principal and the $1,125,000 fair value of the 5,000,000 shares of WRAP common stock resulting in the Company recording a discount on the debt of $47,872.  This amount was amortized over the term of the Note.

On December 30, 2015, the Company issued 150,000 shares of WRAP common stock to an entity for accounting services rendered. The $15,000 fair value of the 150,000 shares of WRAP common stock was charged to other operating expenses in the three months ended December 31, 2015.

On or around February 1, 2016, the Company issued Jeff Franz a promissory note in the amount of $15,000 in exchange for a loan of $15,000 from Franz. The note has a six month maturity and bears 12% simple interest.

On or around February 1, 2016, the Company issued Paul Alfonsi a promissory note in the amount of $15,000 in exchange for a loan of $15,000 from Alfonsi. The note has a six month maturity and bears 12% simple interest.

On or around March 9, 2016, the Company issued Nxtlive Technologies Private Ltd. 140,000 for $16,800 in services previously rendered.

NOTE 11 – Stock Options and Warrants

A summary of stock options and warrants activity follows:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, December 31, 2013	1,700,000	707,500	2,407,500
Granted in 2014	10,000,000	-	10,000,000
Cancelled in 2014	(11,500,000)	(400,000)	(11,900,000)

Balance, December 31, 2014	200,000	307,500	507,500
Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, December 31, 2015	200,000	307,500	507,500

Issued and outstanding stock options as of December 31, 2015 consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	150,000	$ 1.00	2016
2009	50,000	$ 1.00	2019
Total	200,000

Issued and outstanding warrants as of December 31, 2015 consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	60,000	$1.00	2016
2010	247,500	$1.00	2020
Total	307,500

NOTE 12 – Income Taxes

No provisions for income taxes were recorded for the periods presented since the Company incurred net losses in those periods.

The provisions for (benefits from) income taxes differ from the amounts determined by applying the U.S. Federal income tax rate of 35% to pretax income (loss) as follows:

	Year Ended December 31,
	2015	2014
Expected income tax (benefit) at 35%	$ (1,257,103)	$ (10,375)
Non-deductible stock-based compensation	421,152	-
Non-deductible impairment of goodwill	698,124	-
Non-deductible amortization of debt discounts	16,755	-
Increase in deferred income tax assets valuation allowance	121,072	10,375
Provision for (benefit from) income taxes	$ -	$ -

Deferred income tax assets consist of:

	December 31,
	2015	2014
Net operating loss carryforward	$ 1,085,274	$ 964,202
Valuation allowance	(1,085,274)	(964,202)
Net operating loss carryforward	$ -	$ -

Based on management's present assessment, the Company has not yet determined it to be more likely than not that a deferred income tax asset of $1,085,274 attributable to the future utilization of the $3,100,783 net operating loss carryforward as of December 31, 2015 will be realized. Accordingly, the Company has maintained a 100% allowance against the deferred income tax asset in the financial statements at December 31, 2015. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires in years 2025, 2026, 2027, 2028, 2029, 2030, 2031, 2032, 2033, 2034, and 2035 in the amount of $1,369, $518,390, $594,905, $686,775, $159,141, $151,874, $135,096, $166,911, $311,890, $28,511, and $345,921, respectively.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

NOTE 13 – Commitments and Contingencies

Employment Agreements

On May 14, 2015, the Company executed an Executive Employment Agreement with Marco Alfonsi (“Alfonsi”) for Alfonsi to serve as the Company's chief executive officer for cash compensation of $5,000 per month (increased to $6,000 per month in August 2015). Pursuant to the agreement, the Company issued 10,000,000 restricted shares of WRAP common stock to Alfonsi on June 14, 2015 (see Note 10). Alfonsi may terminate his employment upon 30 days written notice to the Company. The Company may terminate Alfonsi's employment upon written notice to Alfonsi by a vote of the Board of Directors.

On August 17, 2015, the Company executed an Employment Agreement with Romuald Stone (“Stone”) for Stone to serve as the Company's Chief Technology Officer for cash compensation of $12,500 per month. Stone may terminate his employment upon 30 days written notice to the Company. The Company may terminate Stone's employment upon written notice to Stone by a vote of the Board of Directors. If the Company's termination is without cause (as defined), Stone will be entitled to a severance payment of $12,500.

Lease Agreement

On December 1, 2014, Prosperity entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014. The lease provides for monthly rentals of $2,500 and provides Prosperity an option to renew the lease after the initial term. The Company has continued to occupy this space after November 30, 2015 under a month to month arrangement at $2,500 per month. KLAM, Inc. is controlled by the wife of the Company's chief executive officer Marco Alfonsi.

On September 11, 2015, the Company executed a lease agreement with an unrelated third party for office space in Hicksville, New York for a term of 37 months. The lease provides for monthly rentals of $2,922 for lease year 1, $3,009 for lease year 2, and $3,100 for lease year 3. The lease also provides for additional rent based on increases in base year operating expenses and real estate taxes.

Rent expense for the years ended December 31, 2015 and 2014 was $38,765 and $0, respectively.

At December 31, 2015, the future minimum lease payments under non-cancellable operating leases were:

Year ended December 31, 2016	$ 35,416
Year ended December 31, 2017	36,472
Year ended December 31, 2018	27,900
Total	$ 99,788

Major Customers

For the year ended December 31, 2015, two customers accounted for approximately 34% and 28%, respectively, of total revenues.

For the year ended December 31, 2014, one customer accounted for approximately 47% of total revenues.

NOTE 14 – Subsequent Events

On February 1, 2016, the Company borrowed a total of $30,000 from two stockholders ($15,000 each), one of which is the brother of the chief executive officer of the Company. Both related promissory notes provide for interest at a rate of 12% per annum and are due on April 1, 2016.

On March 9, 2016, the Company issued 140,000 shares of WRAP common stock to a technical consultant for services rendered.

On March 24, 2016 and April 4, 2016, the Company borrowed $21,500 and $8,500, respectively, from an entity. The related Promissory note provides for interest at a rate of 14.99 % per annum and repayment of the principal and accrued interest one year from the respective loan dates.

WRAPmail, Inc. and Subsidiary Consolidated Balance Sheets
	March 31,	December 31,
	2016	2015
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,840	$18,373
Accounts receivable, less allowance for doubtful accounts of $15,726 and $15,726, respectively	26,324	24,473
Prepaid expenses	-	39,671
Total current assets	29,164	82,517

Property and equipment, at cost less accumulated
depreciation of $14,601and $13,754, respectively	16,795	17,642

Other assets:
Security Deposit	11,687	11,687
Note receivable	39,000	39,000
Intangible assets, net of accumulated amortization
of $31,967and $30,973, respectively	28,461	29,455
Total other assets	79,148	80,142

Total assets	$125,107	$180,301

Liabilities and Stockholders' Equity
Current liabilities:
Notes and loans payable	$59,500	$8,000
Accounts payable	59,500	37,749
Accrued expenses payable	63,350	31,264
Total current liabilities and total liabilities	144,872	77,013

Stockholders' equity:
Series A Preferred stock, no par value:
authorized 20 shares, issued and outstanding
10 and 10 shares, respectively	-	-
Common stock, no par value; authorized
400,000,000 shares, issued and outstanding
145,608,250 and 145,363,750
shares, respectively	11,967,552	11,945,995
Accumulated deficit	(11,987,317)	(11,842,707)
Total stockholders' equity (deficit)	(19,765)	103,288

Total liabilities and stockholders' equity (deficit)	$125,107	$180,301
See notes to consolidated financial statements.

WRAPmail, Inc. and Subsidiary
Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
	Three Months Ended March 31,
	2016	2015

Revenues	$22,226	$39,516

Operating expenses:
Officers and directors compensation (including stock-
based compensation of $0 and $240,000, respectively	55,500	240,000
Consulting fees (including stock-based compensation of
$30,000and $175,213, respectively)	55,861	184,983
Depreciation of property and equipment	847	442
Amortization of intangible assets	994	993
Other	53,802	61,816

Total operating expenses	167,004	488,234

Loss from operations	(144,778)	(448,718)

Other income (expense):
Loss on Investment	-	(480)
Interest income	293	4
Impairment of goodwill	-	(1,994,641)
Interest expense	(125)	(125)

Other income (expense) – net	168	(1,995,242)

Loss before provision for income taxes	(144,610)	(2,443,960)

Provision for income taxes	-	-

Net loss and comprehensive loss	$(144,610)	$(2,443,960)

Net loss per common share –basic and diluted	$(0.00)	$(0.01)

Weighted average common shares
outstanding – basic and diluted	145,502,486	217,150,818

See notes to consolidated financial statements.

WRAPmail, Inc. and Subsidiary
Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended March 31,
	2016	2015
Operating Activities:
Net loss	$(144,610)	$(2,443,960)
Adjustments to reconcile net loss to net
cash used in operating activities:
Stock-based compensation	30,000	415,213
Impairment of goodwill	-	1,994,641
Loss on investment	-	480
Depreciation of property and equipment	847	442
Amortization of intangible assets	994	994
Changes in operating assets and liabilities:
Accounts receivable	(1,851)	1,754
Prepaid expenses	9,671	5,594
Accounts payable	5,830	(4,084)
Accrued expenses payable	32,086	(2,331)
Net cash used in operating activities	(67,033)	(31,257)

Investing Activities:
Cash received from acquisition of
Prosperity Systems, Inc.	-	563
Intangible assets additions	-	67
Investment in Stock Market Manager, Inc.	-	(3,500)
Net cash used in investing activities	-	(2,870)

Financing Activities:
Proceeds received from notes and loans payable	51,500	-
Net cash provided by financing activities	51,500	-

Increase (decrease) in cash and cash equivalents	(15,533)	(34,127)

Cash and cash equivalents, beginning of period	18,373	100,475
Cash and cash equivalents, end of period	$2,840	$66,348

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid	$-	$-
Interest paid	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in satisfaction of debt	$-	$47,270
Issuance of common stock for acquisition
of Prosperity Systems, Inc. (less $563 cash received)	$-	$1,998,911
Issuance of common stock in satisfaction
of accrued interest	$-	$4,375
Issuance of common stock in satisfaction
of accounts payable	$21,557	$-

See notes to consolidated financial statements.

WRAPmail, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Three Months EndedMarch 31, 2016 and 2015

(Unaudited)

NOTE 1 – Organization and Description of Business

WRAPmail, Inc. (“WRAP”) was incorporated in Florida on October 11, 2005.  Effective January 5, 2015 (see Note 4), we acquired 100% ownership of Prosperity Systems, Inc. (“Prosperity”), a New York corporation incorporated on April 2, 2008.  WRAP and its wholly owned subsidiary Prosperity (collectively, the “Company”) provide document, project, marketing and sales management systems to business clients through its website and proprietary software.

NOTE 2 – Going Concern Uncertainty

The consolidated financial statements have been prepared on a “going concern” basis, which contemplates the realization of assets and liquidation of liabilities in a normal course of business. As of March 31, 2016, the Company had cash and cash equivalents of $2,840 and negative working capital of $115,708. For the three months ended March 31, 2016 and 2015, the Company had net losses of $144,610 and $2,443,960, respectively. These factors raise substantial doubt as to the Company’s ability to continue as a going concern.  The Company plans to improve its financial condition by raising capital through sales of shares of its common stock.  Also, the Company plans to pursue new customers to attain profitable operations. The consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

NOTE 3 – Interim Financial Statements

The accompanying unaudited consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they may not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, the unaudited financial statements reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation. Operating results for the three-month period ended March 31, 2016 may not necessarily be indicative of the results that may be expected for the year ending December 31, 2016.

NOTE 4 – Summary of Significant Accounting Policies

(a)  Principles of Consolidation

The consolidated financial statements include the accounts of WRAP and its wholly owned subsidiary Prosperity from the date of its acquisition on January 5, 2015. All intercompany balances and transactions have been eliminated in consolidation.

(b)  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.

(c)  Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, note receivable, notes and loans payable, accounts payable, and accrued expenses payable. Except for the note receivable, the fair value of these financial instruments approximate their carrying amounts reported in the balance sheets due to the short term maturity of these instruments. Based on comparable instruments with similar terms, the fair value of the note receivable approximates its carrying value.

(d)  Cash and Cash Equivalents

The Company considers all liquid investments purchased with a maturity of three months or less to be cash equivalents.

(e)  Property and Equipment, Net

Property and equipment, net, is stated at cost less accumulated depreciation.  Depreciation is calculated using the straight line method over the estimated useful lives of the respective assets.  Maintenance and repairs are charged to operations as incurred.

(f)  Intangible Assets, Net

Intangible assets, net, are stated at cost less accumulated amortization.  Amortization is calculated using the straight-line method over the estimated economic lives of the respective assets.

(g)  Goodwill and Intangible Assets with Indefinite Lives

The Company does not amortize goodwill and intangible assets with indefinite useful lives, but instead tests for impairment at least annually.  When conducting the annual impairment test for goodwill, the Company compares the estimated fair value of a reporting unit containing goodwill to its carrying value.  If the estimated fair value of the reporting unit is determined to be less than its carrying value, goodwill is reduced and an impairment loss is recorded.

 (h)  Long-lived Assets

The Company reviews long-lived assets held and used, intangible assets with finite useful lives and assets held for sale for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If an evaluation of recoverability is required, the estimated undiscounted future cash flows associated with the asset is compared to the asset’s carrying amount to determine if a write-down is required.  If the undiscounted cash flows are less than the carrying amount, an impairment loss is recorded to the extent that the carrying amount exceeds the fair value.

(i)  Revenue Recognition

The Company recognizes revenue over agreed periods of services delivered to customers, provided there are no uncertainties regarding customer acceptance, persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

(j) Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation” (“ASC718”).

In addition to requiring supplemental disclosures, ASC 718 addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments.  ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

(k)  Advertising

Advertising costs are expensed as incurred and amounted to $4,750 and $14,970 for the three months ended March 31, 2016 and 2015, respectively.

(l) Research and Development

Research and development costs are expensed as incurred.

(m)  Income Taxes

Income taxes are accounted for under the assets and liability method.  Current income taxes are provided in accordance with the laws of the respective taxing authorities.  Deferred income taxes are provided for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  The Company believes that it has not taken any uncertain tax positions and thus has not recorded any liability.

(n)  Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed on the basis of the weighted average   number of common shares outstanding during the period.

Diluted net income (loss) per common share is computed on the basis of the weighted average number of common shares and dilutive securities (such as stock options and convertible securities) outstanding.  Dilutive securities having an anti-dilutive effect on diluted net income (loss) per share are excluded from the calculation. For the periods presented, the diluted net loss per share calculation excluded the effect of Series A preferred stock and stock options outstanding (see Note 10 and Note 12).

(o)  Recent Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and therefore have not yet been adopted by the Company.  The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

NOTE 5 – Acquisition of Prosperity Systems, Inc.

Effective January 5, 2015, WRAP acquired 100% ownership of Prosperity Systems, Inc. (“Prosperity”) in exchange for 36,354,077 newly issued shares of WRAP common stock (see Note 11).  The acquisition has been accounted for in the accompanying consolidated financial statements as a purchase transaction.  Accordingly, the financial position and results of operations of Prosperity prior to the date of the acquisition have been excluded from the accompanying consolidated financial statements.

The estimated fair values of the identifiable net assets of Prosperity at January 5, 2015 (effective date of acquisition) consisted of:

Cash and cash equivalents	$ 563
Accounts receivable	15,436
Prepaid expenses	5,594
Property and equipment, net	1,026
Intangible assets, net	29,947
Deferred consulting fees	35,838
Total assets	$ 88,404
Note and loan payable to related party	37,270
Convertible notes payable	30,000
Accounts payable	10,462
Accrued interest payable	5,839
Total liabilities	83,571
Identifiable net assets	$ 4,833

Goodwill of $1,994,641 (excess of the $1,999,474 fair value of the 36,354,077 shares of WRAP common stock issued to Prosperity's stockholders over the $4,833 identifiable net assets of Prosperity at January 5, 2015) was considered fully impaired at the acquisition date and an impairment expense of $1,994,641 was recorded in the three months ended March 31, 2015.

The following pro forma information summarizes the results of operations for the three months ended March 31, 2015as if the acquisition occurred at December 31, 2014.  The pro forma information is not necessarily indicative of the results that would have been reported had the transaction actually occurred on December 31, 2014, nor is it intended to project results of operations for any future period.

Three Months Ended
March 31, 2016
Revenues	39,516
Operating expense	488,234
Loss from Operations	(448,718)
Other income (loss) - net	(61)
Net loss	(449,319)
Net loss per common share - basic and diluted	(0.00)
Weighted average common shares outstanding - basic and diluted	217,150,818

NOTE 6 – Note Receivable

The $39,000 note receivable at March 31, 2016 and December 31, 2015 bears interest at a rate of 3% per annum and is due November 30, 2020. The receivable arose from the Company’s sale of its 50% interest in Stock Market Manager, Inc. to Endeavour Cooperative Partners, LLC (“Endeavour”) on November 30, 2015. Endeavour is affiliated with Carl Dilley, a Company director.

NOTE 7 – Intangible Assets, Net

Intangible assets, net, consist of:

	March 31,	December 31,
	2016	2015
Videos conferencing software acquired by Prosperity in December 2009	$ 30,000	$ 30,000
Enterprise and audit software acquired by Prosperity in April 2008	20,000	20,000
Patent costs incurred by WRAP	6,880	6,880
Other	3,548	3,548
Total	60,428	60,428
Accumulated amortization	(31,967)	(27,993)
Net	$ 28,461	$ 32,435

Expected future amortization expense for intangible assets as of March 31, 2016follows:

Amount
2016	$ 2,981
2017	3,975
2018	3,975
2019	3,975
Thereafter	13,555
Total	$ 28,461

NOTE 8 – Notes and Loans Payable

Notes and loans payable consist of:
	March 31,	December 31,
	2016	2015
Notes payable dated February 1, 2016, interest at 12% per annum, due April 1, 2016	30,000	-
Notes payable dated March 15, 2016, interest at 14.99% per annum, due March 24, 2017	21,500	-
Convertible note payable to brother of Marco Alfonsi, Chief Executive Officer of the Company, interest at 10% per annum, due August 22, 2016	5,000	5,000
Loan payable to Mckenzie Webster Limited ("MWL"), an entity controlled by the Chairman of the Board of Directors of the Company, non-interest bearing, due on Demand	3,000	3,000
Total	$ 59,500	$ 8,000

The notes payable dated February 1, 2016 totaling $30,000 consist of two $15,000 notes. One of the $15,000 notes is due to the brother of the Chief Executive Officer of the Company.

NOTE 9 – Preferred Stock

On October 29, 2015, the Company issued a total of 10 shares of WRAP Series A Preferred Stock (5 shares to MWL and 5 shares to Marco Alfonsi) in exchange for the retirement of a total of 100,000,000 shares of WRAP common stock (50,000,000 shares from MWL and 50,000,000 shares from Marco Alfonsi).

Each share of Series A Preferred Stock is convertible into 10,000,000 shares of WRAP common stock and is entitled to 20,000,000 votes.

NOTE 10 – Common Stock

On January 5, 2015, the Company issued a total of 36,354,077 shares of WRAP common stock to Prosperity stockholders pursuant to the acquisition of Prosperity.  See Note 5.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.

On January 5, 2015, MWL retired 70,166,750 shares of WRAP common stock owned by it.

On March 19, 2015, the Company issued 117,500 shares of WRAP common stock to an investor in satisfaction of a $25,000 Prosperity note payable and $4,375 accrued interest.

On March 26, 2015, the Company issued a total of 5,000,000 shares of WRAP common stock to the three members of the Board of Directors (1,000,000 shares each) and the four members of the Board of Advisors (500,000 shares each) for services rendered.  The $400,000 fair value of the 5,000,000 shares of WRAP common stock was charged $240,000 to officers and directors compensation and $160,000 to consulting fees in the three months ended March 31, 2015.

On June 14, 2015 (see Note 13), the Company issued 10,000,000 shares of WRAP  common stock to Marco Alfonsi pursuant to an Executive Employment Agreement dated May 14, 2015.  The $510,000 fair value of the 10,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended June 30, 2015.

On June 30, 2015, the Company issued 1,600,000 shares of WRAP common stock to a vendor in satisfaction of an $82,376 account payable to the vendor.

On July 6, 2015, the Company issued a total of 1,200,000 shares of WRAP common stock to two consultants for services rendered.  The $60,000 fair value of the 1,200,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On July 31, 2015, the Company issued 50,000 shares of WRAP common stock to a consultant for services rendered.  The $14,995 fair value of the 50,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 4, 2015, the Company sold 1,000,000 shares of WRAP common stock to an investor at a price of $0.10 per share for proceeds of $100,000.

On August 14, 2015, the Company issued 430,000 shares of WRAP common stock to a consultant for services rendered.  The $107,457 fair value of the 430,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 18, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. individual investor at a price of $0.10 per share for proceeds of $100,000.

On August 19, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. entity investor at a price of $0.10 per share for proceeds of $100,000.

On August 21, 2015, the Company issued 400,000 shares of WRAP common stock to a consultant for services rendered.  $60,000 of the $90,000 fair value of the 400,000 shares of WRAP common stock was charged to consulting fees in the six months ended December 31, 2015 and $30,000 was charged to consulting fees in the three months ended March 31, 2016.

On August 21, 2015, pursuant to a $50,000 Bridge Loan Financing Agreement and related Note dated August 20, 2015, the Company issued 5,000,000 shares of WRAP common stock to an investor as additional consideration for a $50,000 loan. The proceeds of the Note were allocated between the principal and the $1,125,000 fair value of the 5,000,000 shares of WRAP common stock resulting in the Company recording a discount on the debt of $47,872.  This amount was amortized over the term of the Note.

On December 30, 2015, the Company issued 150,000 shares of WRAP common stock to an entity for accounting services rendered. The $15,000 fair value of the 150,000 shares of WRAP common stock was charged to other operating expenses in the three months ended December 31, 2015.

On January 2, 2016, the Company issued 104,500 shares of WRAP common stock to a technical consultant in satisfaction of a $12,864 account payable to that vendor.

On March 9, 2016, the Company issued 140,000 shares of WRAP common stock to a technical consultant in satisfaction of an $8,693 account payable to that vendor.

NOTE 11 – Stock Options and Warrants

A summary of stock options and warrants activity follows:

	Shares of Common Stock Exercisable Into
	Stock Options	Warrants	Total
Balance, December 31, 2014	200,000	307,500	507,500
Granted in 2014	-	-	-
Cancelled in 2014	-	-	-

Balance, December 31, 2015	200,000	307,500	507,500
Granted in 2015	-	-	-
Cancelled in 2015	-	-	-

Balance, March 31, 2016	200,000	307,500	507,500

Issued and outstanding stock options as of March 31, 2016 consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	150,000	$1.00	2016
2009	50,000	$1.00	2019
Total	200,000

Issued and outstanding warrants as of March 31, 2016 consist of:

Year Granted	Number Outstanding and Exercisable	Exercise Price	Year of Expiration
2006	60,000	$1.00	2016
2010	247,500	$1.00	2020
Total	307,500

NOTE 12 – Income Taxes

No provisions for income taxes were recorded for the periods presented since the Company incurred net losses in those periods.

The provisions for (benefits from) income taxes differ from the amounts determined by applying the U.S. Federal income tax rate of 35% to pretax income (loss) as follows:

	Three Months Ended March 31,
	2016	2015
Expected income tax (benefit) at 35%	$ (50,614)	$ (855,386)
Non-deductible stock-based compensation	10,500	145,325
Non-deductible impairment of goodwill	-	698,124
Increase in deferred income tax assets valuation allowance	40,114	11,937
Provision for (benefit from) income taxes	-	-

Deferred income tax assets consist of:

	March 31, 2016	December 31, 2015
Net operating loss carryforward	$ 1,125,388	$ 1,085,274
Valuation allowance	(1,125,388)	(1,085,274)
Net	-	-

Based on management's present assessment, the Company has not yet determined it to be more likely than not that a deferred income tax asset of $1,125,388 attributable to the future utilization of the $3,215,393 net operating loss carryforward as of March 31, 2016 will be realized. Accordingly, the Company has maintained a 100% allowance against the deferred income tax asset in the financial statements at March 31, 2016. The Company will continue to review this valuation allowance and make adjustments as appropriate. The net operating loss carryforward expires in years 2025, 2026, 2027, 2028, 2029, 2030, 2031, 2032, 2033, 2034, 2035, and 2036 in the amount of $1,369, $518,390, $594,905, $686,775, $159,141, $151,874, $135,096, $166,911, $311,890, $28,511, $345,921, and $114,610, respectively.

Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs.  Therefore, the amount available to offset future taxable income may be limited.

NOTE 13 – Commitments and Contingencies

Employment Agreements

On May 14, 2015, the Company executed an Executive Employment Agreement with Marco Alfonsi (“Alfonsi”) for Alfonsi to serve as the Company's chief executive officer for cash compensation of $5,000 per month (increased to $6,000 per month in August 2015). Pursuant to the agreement, the Company issued 10,000,000 restricted shares of WRAP common stock to Alfonsi on June 14, 2015 (see Note 11). Alfonsi may terminate his employment upon 30 days written notice to the Company. The Company may terminate Alfonsi's employment upon written notice to Alfonsi by a vote of the Board of Directors.

On August 17, 2015, the Company executed an Employment Agreement with Romuald Stone (“Stone”) for Stone to serve as the Company's Chief Technology Officer for cash compensation of $12,500 per month. Stone may terminate his employment upon 30 days written notice to the Company. The Company may terminate Stone's employment upon written notice to Stone by a vote of the Board of Directors. If the Company's termination is without cause (as defined), Stone will be entitled to a severance payment of $12,500.

Lease Agreements

On December 1, 2014, Prosperity entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014. The lease provides for monthly rentals of $2,500 and provides Prosperity an option to renew the lease after the initial term. The Company has continued to occupy this space after November 30, 2015 under a month to month arrangement at $2,500 per month. KLAM, Inc. is controlled by the wife of the Company's chief executive officer Marco Alfonsi.

On September 11, 2015, the Company executed a lease agreement with an unrelated third party for office space in Hicksville, New York for a term of 37 months. The lease provides for monthly rentals of $2,922 for lease year 1, $3,009 for lease year 2, and $3,100 for lease year 3. The lease also provides for additional rent based on increases in base year operating expenses and real estate taxes.

Rent expense for the three months ended March 31, 2016 and 2015 was $16,265 and $7,500, respectively.

At March 31, 2016, the future minimum lease payments under non-cancellable operating leases were:

Year ended December 31, 2016

 $ 26,650

Year ended December 31, 2017

    36,472

Year ended December 31, 2018

    27,900

Total

 $ 91,022

Major Customers

For the three months ended March 31, 2016, four customers accounted for approximately 34%, 29%, 17%, and 14%, respectively, of total revenues.

For the three months ended March 31, 2015, five customers accounted for approximately 25%, 18%, 11%, 11% and 11%, respectively, of total revenues.

NOTE 14 – Subsequent Events

On April 4, 2016, the Company borrowed $8,500 from an entity. The related Promissory note provides for interest at a rate of 14.99 % per annum and repayment of the principal and accrued interest one year from the respective loan date.

BMKR, LLP
Certified Public Accountants	T 631 293-5000

1200 Veterans Memorial Hwy, Suite 350	F 631 234-4272
Hauppauge, New York 11788	www.bmkr.com
Thomas G. Kober, CPA	Charles W. Blanchfield, CPA (Retired)
Alfred M. Rizzo, CPA	Bruce A. Meyer, CPA (Retired)
Joseph Mortimer, CPA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Prosperity Systems, Inc.

We have audited the accompanying balance sheets of Prosperity Systems, Inc. as of December 31, 2014 and 2013, and the related statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2014. Prosperity Systems, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audited in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Prosperity Systems, Inc.  as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the year in the two-year period ended December 31, 2014, in conformity with accounting principles general accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note (2) to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plan in regard to these matter are also described in Note (2). The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BMKR, LLP

BMKR, LLP

Hauppauge, NY

May 25, 2016

Member American Institute of Certified Public Accounts

Member Public Company Accounting Oversight Board

PROSPERITY SYSTEMS, INC.
Balance Sheets
December 31, 2014 and 2013

	December 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash	$ 563	$ 3,975
Accounts receivable, net of allowance for doubtful accounts of $15,726 and $13,041, respectively	15,436	20,632
Prepaid expenses	5,594	188
Deferred consulting fees	35,838	-
TOTAL CURRENT ASSETS	57,431	24,795

PROPERTY AND EQUIPMENT - AT COST	13,794	13,794
Less accumulated depreciation	(12,768)	(10,009)
NET PROPERTY AND EQUIPMENT	1,026	3,785

OTHER ASSETS
Deposit	-	925
Software, net of accumulated amortization of $23,421 and $19,888, respectively	29,577	33,110
Trademark, net of accumulated amortization of $180 and $144, respectively	370	406
TOTAL OTHER ASSETS	29,947	34,441
TOTAL ASSETS	$ 88,404	$ 63,021

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
Current portion of notes and loans payable to related parties	$ 37,270	$ 70,637
Accounts payable and other accrued liabilities	10,462	144,629
Accrued interest payable	5,839	17,178

TOTAL CURRENT LIABILITIES	53,571	232,444

LONG TERM LIABILITIES
Notes and loans payable to related parties	-	-
Convertible notes payable	30,000	80,845

TOTAL LIABILITIES	83,571	313,289

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - $.0001 par value, 200,000,000 shares authorized;
Issued and outstanding: 36,354,077 and 32,544,875 shares, respectively	3,635	3,254
Committed to be issued: 0 and 18,827 shares, respectively	-	2
Additional paid-in capital	1,187,266	836,253
Accumulated deficit	(1,186,068)	(1,072,777)
Accumulated other comprehensive loss	-	(17,000)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	4,833	(250,268)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 88,404	$ 63,021

The accompanying notes are an integral part of these financial statements.

PROSPERITY SYSTEMS, INC.

Statements of Operations and Comprehensive Loss

Years Ended December 31, 2014 and 2013

	2014	2013
REVENUES	$ 112,767	$ 84,616

OPERATING EXPENSES
Server and hosting costs	31,394	32,582
Selling, general and administrative expenses	151,978	258,011

TOTAL OPERATING EXPENSES	183,372	290,593

LOSS FROM OPERATIONS	(70,605)	(205,977)

OTHER INCOME (EXPENSE)
Gain (loss) on sale or permanent impairment of securities	(29,000)	4,884
Interest expense	(13,686)	(9,112)

TOTAL OTHER INCOME (EXPENSE)	(42,686)	(4,228)

LOSS BEFORE PROVISION FOR INCOME TAXES	(113,291)	(210,205)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	(113,291)	(210,205)

OTHER COMPREHENSIVE INCOME (LOSS)
Unrealized gain (loss) on securities	17,000	(21,275)

TOTAL COMPREHENSIVE LOSS	$ (96,291)	$ (231,480)
Loss per weighted-average share of common stock outstanding, basic and diluted	(0.0035)	(0.0068)
Weighted-average number of shares of common stock outstanding- basic and diluted	32,662,935	31,129,940

The accompanying notes are an integral part of these financial statements.

	PROSPERITY SYSTEMS, INC.
	Statements of Stockholders' Equity (Deficit)
	Years Ended December 31, 2014 and 2013

	Common Stock				Additional		Accumulated Other	Total
	Issued and outstanding		Committed to be issued		Paid-in	Accumulated	Comprehensive	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Equity (Deficit)

Balance, December 31, 2012	27,918,435	$ 2,792	-	$ -	$ 305,400	$ (862,572)	$ 4,275	$ (550,105)
Net loss	-	-	-	-	-	(210,205)	-	(210,205)
Unrealized loss on marketable and nonmarketable securities	-	-	-	-	-	-	(21,275)	(21,275)
Shares of common stock issued to satisfy accounts payable and other accrued liabilities	126,440	12	-	-	31,598	-	-	31,610
Shares of common stock issued to satisfy accounts payable and other accrued liabilities	4,500,000	450	-	-	494,550	-	-	495,000
Common stock committed to be issued to holders of convertible notes for accrued interest	-	-	18,827	2	4,705	-	-	4,707
Balance, December 31, 2013	32,544,875	3,254	18,827	2	836,253	(1,072,777)	(17,000)	(250,268)
Net loss	-	-	-	-	-	(113,291)	-	(113,291)
Unrealized gain on marketable and nonmarketable securities	-	-	-	-	-	-	17,000	17,000
Shares of common stock issued to satisfy accounts payable and other accrued liabilities and for future services	2,000,000	200	-	-	219,800	-	-	220,000
Shares of common stock issued in satisfaction of accounts payable, notes payable to related parties, convertible notes payable, and accrued interest payable	1,809,202	181	(18,827)	(2)	131,213	-	-	131,392
Balance, December 31, 2014	36,354,077	$ 3,635	-	$ -	1,187,266	$ (1,186,068)	$ -	$ 4,833

The accompanying notes are an integral part of these financial statements.

PROSPERITY SYSTEMS, INC.
Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss for the year	$ (113,291)	$(210,205)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation of property and equipment	2,759	2,551
Amortization of software and trademark	3,569	3,510
Stock-based interest expense	-	4,707
Amortization of debt discount	4,155	395
Loss (gain) on sale or permanent impairment of securities	29,000	(4,884)
Changes in operating assets and liabilities:
Accounts receivable	5,196	2,504
Prepaid expenses	(5,406)	-
Deposit	925	-
Accounts payable and other accrued expenses	68,342	154,033
Accrued interest payable	9,531	2,810
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	4,780	(44,579)
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of securities	-	12,884
Investment in Stock Market Manager, Inc.	(12,000)	-
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(12,000)	12,884
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes and loans payable to related parties	22,270	-
Repayments of notes and loans payable to related parties	(18,462)	(44,780)
Proceeds from sales of convertible notes payables	-	85,000
Offering costs in connection with sales of convertible notes payable	-	(4,550)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,808	35,670
INCREASE (DECREASE) IN CASH	(3,412)	3,975
CASH AT BEGINNING OF YEAR	3,975	-
CASH AT END OF YEAR	$ 563	$ 3,975
SUPPLEMENTAL DISCLOSURE OF INCOME TAXES PAID	$ -	$ -

The accompanying notes are an integral part of these financial statements.

PROSPERITY SYSTEMS, INC.
Statements of Cash Flows
Years Ended December 31, 2014 and 2013

	2014	2013

SUPPLEMENTAL DISCLOSURE OF NON-CASH
INVESTING AND FINANCING ACTIVITIES
Shares of common stock issued for future consulting services	$ 35,838	$ -
Shares of common stock issued in satisfaction of :
Accounts payable and other accrued liabilities	202,509	526,610
Accrued interest payable	20,870	-
Notes payable to related parties	37,175	-
Convertible notes payable	55,000	-
Total	$ 351,392	$ 526,610

The accompanying notes are an integral part of these financial statements.

NOTE A – Organization and Description of Business

Prosperity Systems, Inc. (the Company) was incorporated on April 2, 2008 under the laws of the State of New York.

The Company is a technology company that provides services and resources to the general public through its website and proprietary software.  The Company specializes in the development of business software combining tools for managing tasks, notes, projects and digitized files in an intuitive multi-tasking environment.

NOTE B – Preparation of Financial Statements

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has adopted a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company’s system of internal control is designed to assure, among other items, that 1) recorded transactions are valid; 2) financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

For segment reporting purposes, the Company operated in only one industry segment during the periods presented in the accompanying financial statements and makes all operating decisions and allocates resources based on the best benefit to the Company as a whole.

NOTE C – Going Concern Uncertainty

As of December 31, 2014, the Company has limited revenue producing activities, limited cash on hand, and has incurred significant operating losses since inception.  Because of these factors, there is substantial doubt about our ability to continue as a going concern.

The Company’s continued existence is dependent upon its ability to generate sufficient cash flows from operations to support its daily operations as well as provide sufficient resources to retire existing liabilities and obligations on a timely basis.  Further, the Company faces considerable risk in its business plan.

The Company remains dependent upon additional external sources of financing, including being dependent upon its management and/or significant stockholders to provide sufficient working capital in excess of the Company’s initial capitalization to preserve the integrity of the corporate entity.

The Company anticipates offering future sales of convertible notes and equity securities.  However, there is no assurance that the Company will be able to obtain additional funding through the sales of additional equity securities or, that such funding, if available, will be obtained on terms favorable to, or affordable by the Company.

While the Company is of the opinion that good faith estimates of the Company’s ability to secure additional capital in the future to reach its goals have been made, there is no guarantee that the Company will receive sufficient funding to sustain operations or implement any future business plan steps.

NOTE D – Summary of Significant Accounting Policies

1.

Cash and Cash Equivalents

For Statement of Cash Flows purposes, the Company considers all cash on hand and in banks, certificates of deposit and other highly-liquid investments with maturities of three months or less, when purchased, to be cash and cash equivalents.

Cash overdraft positions may occur from time to time due to the timing of making bank deposits and releasing checks, in accordance with the Company’s cash management policies.

2.

Revenue Recognition

The Company recognizes revenue over agreed periods of services delivered to customers, provided that there are no uncertainties regarding customer acceptance; persuasive evidence of an arrangement exists; the sales price is fixed or determinable; and collectability is deemed probable.

3.

Property and Equipment

Property and equipment is recorded at cost.  Depreciation is calculated on a straight-line basis over the estimated useful lives of five years.  Maintenance and repairs are charged to operations as incurred.

The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts.  The amount of the impairment loss recognized is the amount by which the carrying amounts of the assets exceed the estimated fair values.

4.

Research and Development

Research and development costs are expensed as incurred.

5.

Advertising Costs

Advertising costs are expensed in the period incurred.  The Company had advertising expenses for the years ended December 31, 2014 and 2013 of $1,523 and $870, respectively.

6.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes.  At December 31, 2014 and 2013, the deferred tax asset and deferred tax liability accounts, as recorded when material to the financial statements, are entirely the result of temporary differences. Temporary differences generally represent differences in the recognition of assets and liabilities for tax and financial reporting purposes and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.

The Company has adopted the provisions required by the Income Taxes topic of the FASB Accounting Standards Codification.  The Codification Topic requires the recognition of potential liabilities as a result of management’s acceptance of potentially uncertain positions for income tax treatment on a “more-likely-than-not” probability of an assessment upon examination by a respective taxing authority.  The Company believes that it has not taken any uncertain tax positions and thus has not recorded any liability.

7.

Stock-based Compensation

Stock-based compensation is accounted for at fair value in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation- Stock Compensation” (“ASC 718”).

In addition to requiring supplemental disclosures, ASC 718 addresses the accounting for share-based payment transactions in which a company receives goods or services in exchange for (a) equity instruments of the company or (b) liabilities that are based on the fair value of the company’s equity instruments or that may be settled by the issuance of such equity instruments. ASC 718 focuses primarily on accounting for transactions in which a company obtains employee services in share-based payment transactions.

8.

Income (Loss) per Share

Basic earnings (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted-average number of common shares outstanding during the respective period presented in our accompanying financial statements.

Fully diluted earnings (loss) per share is computed similar to basic income (loss) per share except that the denominator is increased to include the number of common stock equivalents (such as convertible notes payable, stock options and warrants), if dilutive.

Common stock equivalents include the dilutive effect of the assumed exercise of any outstanding stock options and warrants, using the treasury stock method, at either the beginning of the respective period presented or the date of issuance, whichever is later, and only if they are considered dilutive based upon the Company’s net income (loss) position at the calculation date.

For the years ended December 31, 2014 and 2013, the diluted net loss per share calculation excluded the effect of convertible notes payable (see Note I) and warrants.

9.

New and Pending Accounting Pronouncements

The Company is of the opinion that any and all pending accounting pronouncements, either in the adoption phase or not yet required to be adopted, will not have a significant impact on the Company’s future financial position or results of operations.

NOTE E – Fair Value of Financial Instruments

The carrying amount of cash, accounts receivable, accounts payable and other accrued liabilities, notes and loans payable to related parties, and convertible notes payable, as applicable, approximates fair value due to the short term nature of these items and/or the current interest rates payable in relation to current market conditions.

Interest rate risk is the risk that the Company’s earnings are subject to fluctuations in interest rates on either investments or on debt and is dependent upon the volatility of these rates.  The Company does not use derivative instruments to moderate its exposure to interest rate risk, if any.

NOTE F – Property and Equipment

Property and equipment consists of:

		December 31,
	Estimated useful life	2014	2013
Office equipment	5 years	$ 10,164	$ 10,164
Furniture and fixtures	5 years	3,630	3,630
Total		13,794	13,794

Less: Accumulated Depreciation		(12,768)	(10,009)

Net Property and equipment		$ 1,026	$ 3,785

Depreciation expense for the years ended December 31, 2014 and 2013 was $2,759 and $2,551, respectively.

NOTE G - Software

The Company acquired the right to use its enterprise and audit software (valued at $20,000) from a principal shareholder in connection with the initial capitalization of the Corporation in 2008.  The Company also acquired video conferencing software (valued at $30,000) from a vendor in December 2009. This software was valued at a total of $50,000 and is being amortized on a straight line basis over the estimated economic lives of the related software.

Amortization expense relating to the software for the years ended December 31, 2014 and 2013 was $3,533 and $3,510, respectively.

NOTE H – Notes and Loans Payable to Related Parties

Notes and loans payable to related parties consist of:

	December 31,
	2014	2013
Due to Bentley Asset Investment Group (controlled by spouse of significant stockholder of the Company), interest at 3%, due three years from the dates of the respective advances, convertible into shares of Company common stock at a conversion price calculated on the basis of a $2,000,000 enterprise valuation (or approximately $0.06 per share at December 31, 2013) – See Note K	$ -	$ 18,546
Due KLAM, Inc. (controlled by spouse of significant stockholder of the Company), interest at 3%, due three years from the dates of the respective advances, convertible into shares of Company common stock at a conversion price calculated on the basis of a $2,000,000 enterprise valuation (or approximately $0.06 per share at December 31, 2013) – See Note K	-	37,091
Due Marco Alfonsi (chief executive officer and significant stockholder of the Company), interest at 3%, due July 19, 2014, convertible into shares of common stock at a conversion price calculated on the basis of a $600,000 enterprise valuation (or approximately $0.02 per share at December 31, 2014)	15,000	15,000
Due Marco Alfonsi (chief executive officer and significant stockholder of the Company), interest at 0%, due on demand	22,270	-
Total	37,270	70,637
Current portion	(37,270)	(70,637)
Non-current portion	$ -	$ -

The convertible note payable of $15,000 was issued to Marco Alfonsi in exchange for Alfonsi’s transfer of 1,500,000 shares, Tire International Environmental Solutions Inc. (symbol TRIE) to the Company effective July 18, 2011.

NOTE I – Convertible Notes Payable

Convertible notes payable consist of:

	December 31,
	2014	2013

Due investor in connection with $25,000 advance on March 19, 2013 and

$25,000 advance on May 3, 2013, interest at 10% payable annually in shares of Company common stock valued at $0.25 per share, $25,000 due

March 19, 2016, $25,000 due May 3, 2016, convertible into and payable in shares of Company common stock at a conversion price of $0.25 per share (1) – See Note K

	$ 25,000	$ 50,000

Three Year 10% Series A Convertible Notes sold to investors in private placement, interest at 10% payable annually (at the Company's option,

accrued interest may be paid in shares of Company common stock based on the last price at which the Company sold common stock), $5,000 due

August 22, 2016, $30,000 due September 12, 2016, convertible on or after the first anniversary date of the respective note into shares of Company common stock at a conversion price calculated on the basis of a

$10,000,000 enterprise valuation (or approximately $0.31 per share at

December 31, 2013) - less unamortized debt discount of $0 and $4,155,

respectively (2) – See Note K

	5,000	30,845
Total	$ 30,000	$ 80,845

(1)

The investor also received warrants to purchase up to 200,000 shares of Company common stock at an exercise price of $0.25 per share through March 19, 2016 (100,000 shares) and May 3, 2016 (100,000 shares).

(2)

The Three Year 10% Series A Convertible Notes were sold in connection with a private placement of up to $3,000,000. Under an investment banking agreement with Freedom Investors Corp. (“Freedom”), Freedom received cash commissions of 10% (of the gross amount raised from investors introduced by Freedom) and a non-accountable expense allowance of 3% (of the gross amount raised from investors introduced by Freedom), and is to receive common stock purchase warrants equal to 10% of the common shares into which the notes sold to Freedom investors are convertible. The warrants are to be exercisable at the effective conversion price per share of the notes, shall expire three years from the date of issuance, shall have “piggy back” and demand registration rights, and shall be adjustable for recapitalizations, reverse splits, and forward splits.

NOTE J – Income Taxes

No provisions for income taxes were recorded for the periods presented since the Company incurred net losses in those periods.

The Company has a cumulative net operating loss carryforward of approximately $251,070 as of December 31, 2014 to offset future taxable income.  Subject to current regulations, components of this cumulative carryforward expire $97,324 in 2030, $55,682 in 2031, $47,804 in 2032, $41,974 in 2033, and $8,286 in 2034.  The amount and availability of the net operating loss carryforwards may be subject to limitations set forth by the Internal Revenue Code.  Factors such as the number of shares ultimately issued within a three year look-back period; whether there is a deemed more than 50 percent change in control; the applicable long-term tax exempt bond rate; continuity of historical business; and subsequent income of the Company all enter into the annual computation of allowable annual utilization of the carryforwards.

The Company’s income tax (benefit) for the years ended December 31, 2014 and 2013, respectively, differed from the statutory federal rate of 35 percent as follows:

	December 31,
	2014	2013
Statutory rate applied to loss before income taxes	$ (39,652)	$ (73,572)
Increase (decrease) in income taxes resulting from:
Non-deductible stock-based compensation	22,458	51,333
Non-deductible stock-based interest expense	-	1,647
Other non-deductible items	14,294	5,901
Increase in deferred tax assets valuation allowance	2,900	14,691
Income tax expense	$ -	$ -

NOTE K – Common Stock Transactions

On January 8, 2013, the Company issued 126,440 shares of Company common stock to Robert Roth in satisfaction of $31,610 compensation due for 2012 pursuant to a Business Consulting Agreement executed January 18, 2012.

On April 24, 2013, the Company issued a total of 4,500,000 shares of common stock (3,000,000 shares to Ron Stone, a director and significant stockholder of the Company; 1,500,000 shares to Marco Alfonsi, chief executive officer, director, and significant stockholder of the Company) in satisfaction of a total of $412,500 compensation due them at December 31, 2012 and for services totaling $82,500 in the year ended December 31, 2013.

On December 9, 2014, the Company issued 1,000,000 shares of common stock to Stan Teeple, Inc. (“Teeple”) pursuant to a Consulting Agreement dated March 23, 2012. The agreement, which is terminable by either party with 30 days notice, has a term of three years expiring March 23, 2015. The Company charged $36,666, $36,667, and $28,329 to operations in 2014, 2013, and 2012, respectively, related to this agreement and has reflected $8,338 as deferred consulting fees in the December 31, 2014 balance sheet (which will be expensed in the three months ended March 31, 2015).

On December 19, 2014 and December 22, 2014, the Company issued an aggregate of 1,782,572 shares of common stock to two vendors, two related parties, and two convertible note holders in satisfaction of aggregate liabilities of $131,392 (accounts payable and accrued liabilities - $18,347, accrued interest payable - $20,870, notes payable to related parties - $37,175, convertible notes payable - $55,000).

On December 30, 2014, the Company issued 1,000,000 shares of common stock to Ken Echevaria pursuant to Business Consulting Agreements dated June 3, 2011 and December 30, 2014. The Company charged $27,500, $27,500 and $27,500 to operations in 2014, 2013, and 2012, respectively, related to these agreements and has reflected $27,500 as deferred consulting fees in the December 31, 2014 balance sheet (which will be expensed in the year ended December 31, 2015).

NOTE L - Commitments and Contingencies

Lease Agreements

In 2009, the Company entered into a lease agreement for office space in Levittown, New York.  The lease agreement expired October 31, 2011 and continued on a month to month basis through March 2014.  The lease required monthly payments of $925 for the first twelve months (to October 31, 2010) and $1,000 per month thereafter. In March 2014, the Company vacated the Levittown, New York office space.

On December 1, 2014, the Company entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014. The lease provides for monthly rentals of $2,500 and provides the Company an option to renew the lease after the initial term. KLAM, Inc. is controlled by the wife of the Company’s chief executive officer.

Rent expense for the years ended December 31, 2014 and 2013 was $5,451 and $12,000, respectively.

Major Customers

For the year ended December 31, 2014, two customers accounted for approximately 32% and 29%, respectively, of total revenues.

For the year ended December 31, 2013, four customers accounted for approximately 19%, 19%, 15% and 12%, respectively, of total revenues.

NOTE M – Subsequent Events

On January 5, 2015, WRAPmail, Inc. (“WRAP”) acquired the 36,354,077 issued and outstanding shares of the Company’s common stock in exchange for 36,354,077 newly issued shares of WRAP common stock to be delivered to Company stockholders on a 1 WRAP share for 1 Company Share basis (thereby making the Company a wholly owned subsidiary of WRAP). WRAP is a Florida corporation with approximately 178,107,173 shares of common stock issued and outstanding prior to the acquisition of the Company.

Also on January 5, 2015, WRAP issued 70,166,750 shares of WRAP common stock to Marco Alfonsi (chief executive officer of the Company) in exchange for Alfonsi’s forgiveness of the Company’s loan payable to him ($22,270 at December 31, 2014 – See Note H) and other consideration. Also on January 5, 2015, the majority stockholder of WRAP prior to the acquisition of the Company retired 70,166,750 shares of WRAP common stock owned by it. After the January 5, 2015 transactions, there were 214,461,250 shares of WRAP common stock issued and outstanding.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

WRAPmail, Inc. (“WRAP”) was incorporated in Florida on October 11, 2005. Effective January 5, 2015, we acquired 100% ownership of Prosperity Systems, Inc. (“Prosperity”), a New York corporation incorporated on April 2, 2008. WRAP and its wholly owned subsidiary Prosperity (collectively, the “Company”) provide document, project, marketing and sales management systems to business clients through its website and proprietary software.

The consolidated financial statements include the accounts of WRAP and its wholly owned subsidiary Prosperity from the date of its acquisition on January 5, 2015. The Company has elected to dissolve Prosperity and operate that division within WRAPmail, Inc. The Company’s primary focus during fiscal year 2016-2017 will be on growing and marketing its WRAPmail 2.0 and related products.

WRAPmail provides email advertising solutions to organizations and individuals, allowing their emails to be written on branded, trackable letterhead as opposed to using a simple signature. Our “Click Alert™” technology provides senders with immediate feedback whenever their recipients interact with the sent email.

WRAPmail is in a unique position-- while the rest of the industry is focused on Mass Email Marketing solutions, we have decided to capture the Personalized Email Marketing space. We are not aware of any of our competitors developing a similar solution that provides clients with a one-to one personalized email marketing technology. WRAPmail has the opportunity to saturate, engage and capture this Email Market segment. Our goal is to be recognized as the leader in “Personalized Email Marketing.”  In order to achieve this goal, we plan over fiscal year 2016-2017 to focus on launching and marketing our new subscription only WRAPmail 2.0.

Currently WRAPmail is using local marketing events and customer recommendations to increase our brand awareness and user base. In order to take advantage of our opportunity on a wider scale, we will require additional funding for marketing and company growth, which we intend to generate through this offering and revenues as they begin to increase.

Our Marketing Program will target small to mid-size business located worldwide, our marketing focus and efforts will begin in the Tristate area (East Coast) and expand based on web traffic analytics. WRAPmail has retained the services of Lemonlight Media, a creative agency specializing in Video Production and intends to retain services for media distribution and advertising services. This effort will control our marketing costs by working on a “project fee” basis. In addition, assuming full funding through this offering, our marketing program calls for hiring a full time employee to head up our Worldwide Partner Marketing and Channel Sales Strategy in the 3rd quarter of 2016.

Our operational and marketing plan for fiscal year 2016-2017 is detailed in the below table, the actual implementation of which will depend on the level of funding we are able to achieve through this offering. To the extent that we are not able to raise the full offering amount, we will scale back our marketing efforts and our executives will defer receipt of compensation. With existing revenues, we expect to be able to break even at all levels of funding until we have raised $2m, at which time we expect profitability.

DATE	MILESTONE
02/15/16

TV/Radio Production

·         In Progress, On schedule

·         TV Spot Completed – Fully Funded

–         Our current media production vendor, Lemonlight Media works on a “not to exceed” project basis. Each TV Spot will cost the Company $5,000.

–         We plan on producing a total of four (4) TV Spots. Our productions costs should not exceed $20,000.

–         We have completed and funded our first TV commercial.

03/01/16

Launch Corporate Website v2.0

·         In Progress, On schedule

–         WRAPmail currently run three sites. WRAPmail corporate site, WRAPmail product site and Prosperity product site.

–         All sites are completed and no additional funds are required.

04/27/16

Product v2.0 – Start Beta Testing

·         Pending, On schedule

–         Beta testing is the last stage of testing the final product before Market launch. Testing is conducted with internal personnel and selected clients to identify any final bugs that would prevent the Product launch. Currently there are no issues that would cause a delay in schedule at this time.

–         Our customers are using the existing system (v1.0) and will transition seamlessly to our new platform.

–         Our current development efforts are funded to the point of product rollout and its maintenance throughout 2016. We will require additional funding for resources necessary to manage company growth.

–         In the event that the Company cannot raise additional funding, we will be fully operational and maintained based on existing company revenues. Marketing efforts will be reduced.

–         Our current and future platform infrastructures are fully funded throughout 2016 and take first priority on company revenues.

–         Our Chief Technology Officer is salaried employee and our development needs are currently managed off-shore and all work is priced on a “fee basis” in order to control costs. Any additional requirements will be added based on growth and revenue.

06/5/16	Product v2.0 - Market Launch · Pending, On Schedule – Upgrade all existing users to new platform – Fully Funded – Email Campaign alerting all previous contacts – Fully Funded
07/18/16

TV/Radio Media Buys

·         Radio Spot - Pending Funding

–         We plan on use local media for Radio Spots, our costs are expected to be minimal ranging from $250 to $500 per spot depending on duration.

·         Pending Funding

–         Radio Weekly Campaign Starts

–         TV Weekly Campaign Starts

07/18/16	AdWords, Social Media Buys · Pending Funding – Weekly Campaign Starts
08/11/16	Marketing Event: Conference - Small Biz Expo - Seattle, WA, USA · Pending Funding – Marketing Collateral – Pending – Show Booth – Pending
08/22/16	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
09/19/16	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
10/17/16	TV/Radio Media Buys · Pending Funding – Changes implemented based on Analytics

10/17/16	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
11/28/16	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
11/28/16	Initiate Partner Program: JV, College, Affinity · Pending Funding – Hire Full Time Employee
12/27/16	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
01/05/17	Marketing Event: Conference - Consumer Electronics Show - Las Vegas, USA · Pending Funding – Marketing Collateral – Pending
01/23/17	TV/Radio Media Buys · Pending Funding – Changes implemented based on Analytics
01/23/17	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
02/21/17	AdWords, Social Media Buys · Pending Funding – Changes implemented based on Analytics
04/03/17	Marketing Event: Conference - Long Island Business Expo & Conference, NY, USA · Pending Funding – Marketing Collateral – Pending

TV and Radio Media Production

Our current media production vendor works on a “not to exceed” project basis. Each TV Spot will cost the company $5,000. We plan on producing a total of four (4) TV Spots. Our productions costs should not exceed $20,000. We plan on using the same vendors for Radio Spots with minimal costs ranging from $250 to $500 per spot depending on duration and voice-over actor. We plan on producing a total of four (4) Radio Spots per month for a total of 48 Spots. Our production costs should not exceed $24,000. We have completed and funded our first TV commercial.

Our production schedule is as follows:

•

Commercial 1:

–         Production: Fully Funded and Completed on 2/15/16

–         Scheduled Airing Start: 07/18/16, Pending Funding

•

Commercial 2:

–         Production: Pending

–         Scheduled Airing Start: 10/17/16, Pending Funding

•

Commercial 3:

–         Production: Pending

–         Scheduled Airing Start: 01/23/17, Pending Funding

•

Commercial 4:

–         Production: Pending

–         Scheduled Airing Start: 04/17/17, Pending Funding

Marketing Materials and Collateral

WRAPmail will require marketing materials and collateral. This material will be used as handouts for participants of our marketing events and/or by our staff during potential client visits. We have budgeted $6,000 for the next 12 months.

Television and Radio Media Buys

WRAPmail plans on budgeting $100,000 for TV spots and $100,000 Radio Spots for the next 12 months, assuming full funding through this offering.

Internet Advertising: AdWords, Social Media Buys (Google/Facebook)

WRAPmail plans to implement its internet advertising program to coincide with its Television and Radio Media buys, allowing total saturation of its brand across all mediums. Internet advertising will be based on monthly budgets-- we plan on increasing the budget based on tracking and analytics. We have budgeted $225,000 for the next 12 months.

Marketing Events: Schedule and Costs (Budget: 5K per show)

Conference - Small Biz Expo - NY, USA

Conference - The Money Show Dallas - Dallas, TX

Conference - Consumer Electronics Show - LV, USA

Initiate Partner Program: JV, College, Affinity

Our plan calls for a designated full time employee who will oversee partners worldwide. We have budgeted a fully burdened rate of $90,000 per year, assuming a fully funded offering.

Partnerships and Channel sales require a dedicated person who can manage multiple complex relationships that should “Partner users” in bulk. Ideal partners are those organizations with either a high number of email users (such as Yahoo, AOL, Google, Facebook and Microsoft) or a high number of business clients (from hosting companies to business supply companies such as Office Depot and Staples).

Our strategy for companies like Google/Yahoo/Microsoft or any company providing email services with large email client user base relies on the fact that we provide a personalized email marketing solutions that can differentiate each one of them with the ability to enable their emails to be written on branded, trackable letterhead provides senders with immediate feedback whenever their recipients interact with the sent email. Our products have been engineered from the start to be fully compatible with all browsers and all major online email service providers.

WRAPmail will required Partner marketing material and collateral. This material will be used as handouts for participants of our marketing events and/or by our staff during potential client visits. We have budgeted and required $10,000 for the next 12 months, assuming all offered securities are sold.

Our marketing goals are based on a fully funded offering of $2m. In the even we do not raise all or a substantial portion of such funds, we will grow at conservative pace and miss the opportunity to achieve our marketing and growth goals. The main purpose for funding is to take advantage of this opportunity to capture this market space. In the event that we cannot raise the appropriate amounts, we will scale back our marketing efforts as follows:

At the fully funded level we will be fully staffed and have the ability to execute on our marketing plan. Our minimal operational costs to include professional services, rent, outsource technical resources, hosting services are funded by user fees.

75% of our funding goals (1.5 MM) will result in the following manner:

•

Reduction in TV and Radio Expenditures by 28%

–

The result will be reduction in new user base by 32,032 accounts based our models.

•

Reduction in personnel requirements in the following areas:

–

Executive Management

▪

Hold CEO Salary to 60k Level

–

Sales

▪

Hold hiring Sales Manager for the group

–

Administration

▪

Hire at a reduce yearly salary by lowering educational requirements

Development

▪

Hire at a reduce yearly salary by lowering educational requirements

50% of our funding goals (1.0 MM) will result in the following manner:

In the event that we achieve 50% of our funding goals (1.0 MM):

•

Reduction in TV and Radio Expenditures by 55%

–

The result will be reduction in new user base by 62,348 accounts based our models.

•

Reduction in personnel requirements in the following areas:

–

Executive Management

▪

Hold CEO Salary to 60k Level

▪

Hold Hiring of Worldwide Partner Marketing Executive

–

Sales

▪

Hold hiring Sales Manager for the group

▪

Hold hiring Inside Sales Employee

▪

Hold hiring Customer Service Representative

–

Administration

▪

Hold hiring Executive Administrator for the group

–

Development

▪

Hold hiring WRAPmail Developer

25% of our funding goals (500K) will result in the following manner:

•

Reduction in TV and Radio Expenditures by 100%

–

The result will be reduction in new user base by 114,400 accounts based our models.

–

We will continue Internet advertising

•

Hold ALL hiring

If fully funded and all marketing expectations are met, we estimate closing 38,135 paying accounts by and between Q4 2016 - Q1 2017. This is our breakeven point.

Results of Operations

Year Ended December 31, 2015 compared with Year Ended December 31, 2014:

Operations of Prosperity are included in the Statement of Operations for the year ended December 31, 2015 but are not included in the Statement of Operations for the year ended December 31, 2014.

Revenues increased $95,754 from $14,677 in 2014 to $110,431 in 2015.  The increase was due to inclusion of revenues from Prosperity customers in 2015 but not in 2014.  Assuming inclusion of operations of Prosperity for 2014, pro forma revenues decreased $23,531 from $133,962 in 2014 to $110,431 in 2015.

Officers and directors compensation increased $851,250 from $0 in 2014 to $851,250 in 2015.  The 2015 expense consists of stock-based compensation of $750,000 and salaries pursuant to employment agreements with our Chief Executive Officer and our Chief Technology Officer totaling $101,250.

Consulting fees increased $487,044 from $1,530 in 2014 to $488,574 in 2015. The 2015 expense includes stock-based compensation of $438,290, consisting of common stock grants ($402,452) and the amortization of prior year stock-based deferred consulting fees relating to two Prosperity consultants ($35,838).

Depreciation of property and equipment increased $2,201 from $0 in 2014 to $2,201 in 2015.  The increase was due to equipment added in 2015 from the Prosperity acquisition.

Amortization of intangible assets increased $3,570 from $404 in 2014 to $3,974 in 2015.  The increase was due to intangible assets added in 2015 from the Prosperity acquisition.

Other operating expenses increased $296,330 from $42,385 in 2014 to $338,715 in 2015.  The increase was due largely to higher hosting expenses, professional fees, investor relations expenses and rent expense in 2015 compared to 2014.

Impairment of goodwill increased $1,994,641 from $0 in 2014 to $1,994,641 in 2015.  The 2015 expense resulted from the January 5, 2015 acquisition of Prosperity.

Interest expense increased $48,666 from $0 in 2014 to $48,666 in 2015.  $47,872 of the $48,666 interest expense in 2015 represents amortization of a debt discount recognized in connection with the issuance of common stock as additional consideration for a $50,000 loan received in August 2015.

Net loss increased $3,562,081 from $29,642 in 2014 to $3,591,723 in 2015.  The increase was due to the $1,640,395 increase in total operating expenses and the $2,017,440 increase in other expense - net, offset partially by the $95,754 increase in revenues.

Three Months Ended March 31, 2016 compared with Three Months Ended March 31, 2015:

Revenues decreased $17,290 from $39,516 in 2015 to $22,226 in 2016.  The decrease was due to the loss of business from certain customers.

Officers and directors compensation decreased $184,500 from $240,000 in 2015 to $55,500 in 2016.  The 2015 expense amount ($240,000) represents stock-based compensation from a March 26, 2015 stock grant of a total of 3,000,000 shares of WRAP common stock to the three members of the Board of Directors (1,000,000 shares each) for services rendered. The 2016 expense amount ($55,500) consists of salaries paid or accrued to our Chief Technology Officer ($37,500) and our Chief Executive Officer ($18,000) pursuant to their respective employment agreements.

Consulting fees decreased $129,122 from $184,983 in 2015 to $55,861 in 2016.  The 2015 expense amount ($184,983) includes stock-based compensation of $175,213, consisting of a March 26, 2015 stock grant of a total of 2,000,000 shares of WRAP common stock to the four members of the Board of Advisors (500,000 shares each) ($160,000) and the amortization of prior year deferred consulting fees relating to two Prosperity consultants ($15,213). The 2016 expense amount includes stock-based compensation of $30,000.

Depreciation of property and equipment increased $405 from $442 in 2015 to $847 in 2016.

Amortization of intangible assets increased $1 from $993 in 2015 to $994 in 2016.

Other operating expenses decreased $8,014 from $61,816 in 2015 to $53,802 in 2016.  The decrease was due largely to lower professional fees and lower advertising expenses in 2016 compared to 2015.

Impairment of goodwill decreased $1,994,641 from $1,994,641 in 2015 to $0 in 2016.  The 2015 expense resulted from the January 5, 2015 acquisition of Prosperity.

Net loss decreased $2,299,350 from $2,443,960 in 2015 to $144,610 in 2016. The decrease was due to the $321,230 decrease in total operating expenses and the $1,995,410 improvement in other income (expense) – net from $1,995,242 other expense – net in 2015 to $168 other income – net in 2016, offset partially by the $17,290 decrease in revenues.

Liquidity and Capital Resources

At December 31, 2015, the Company had cash and cash equivalents of $18,373 and working capital of $5,504.

Cash and cash equivalents decreased $82,102 from $100,475 at December 31, 2014 to $18,373 at December 31, 2015.  For the year ended December 31, 2015, $285,000 was provided by financing activities, $337,415 was used in operating activities, and $29,687 was used in investing activities.

At March 31, 2016, the Company had cash and cash equivalents of $2,840 and negative working capital of $115,708.

Cash and cash equivalents decreased $15,533 from $18,373 at December 31, 2015 to $2,840 at March 31, 2016.  For the three months ended March 31, 2016, $51,500 was provided by financing activities and $67,033 was used in operating activities.

The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources.

We currently have no commitments with any person for any capital expenditures.

We have no off-balance sheet arrangements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

N/A

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our board of directors is elected annually by our shareholders. The board of directors elects our executive officers annually. Our directors and executive officers are as follows:

Name	Age	Position
Marco Alfonsi	54	CEO, Director
Rolv Heggenhougen	58	Chairman, Director, CFO
Carl Dilley	60	Director
Romuald Stone	39	CTO

Marco Alfonsi, CEO and director, has been a financial service professional for the past 19 years. Mr. Alfonsi was appointed director and CEO of the Company in or around January, 2015. Immediately prior to that, he spent eight years serving as the CEO of Prosperity Systems, Inc.

Throughout his career, Mr. Alfonsi was directly and indirectly involved in raising over $100 million dollars for small and medium sized business. Prior to his involvement in the financial services industry, Mr. Alfonsi has owned, operated, financed and sold several businesses. Mr. Alfonsi successfully started and managed two companies (ExecuteDirect.com, and Bakers Express of New York, Inc.), and held senior management positions with a number of financial institutions, including: Global American Investments, Clark Street Capital and Basic Investors.

Rolv Heggenhougen, chairman, director and chief financial officer, has founded and/or managed organizations in Norway, Sweden, Denmark, Latvia, Switzerland, Germany, China, Australia, and the US. His first company, iGroup ASA (OSE: IGR) went public in 2001. From 1989 to present, he has served as Founder & Chairman of McKenzie Webster Limited, an investment and consulting company. Mr. Heggenhougen founded WRAPmail, Inc. in 2005 and served as its CEO until January, 2015. He received his BSBA from the University of Miami in 1982 and his Juris Doctorate from Oslo Law School in 1984. Mr. Heggenhougen currently devotes approximately 25-35 hours per week to Company operations, which time is currently sufficient for the Company’s needs. To the extent that Company operations begin to require more of Mr. Heggenhougen’s time, he will increase the number of hours he devotes to Company matters.

Carl Dilley, director, is a career entrepreneur serving as an officer or director in many different companies and industries. With key roles at Spartan Securities and Island Stock Transfer, Mr. Dilley has been instrumental in taking over 400 companies public. He is currently a managing partner of Endeavour Cooperative Partners, which owns a group of financial services and other companies including: Island Capital Management, LLC, Spartan Securities Group, Ltd., Proxy and Printing LLC., Endeavour Insurance Partners and Pioneer Recycling LLC. He has served as president of Island Stock Transfer, a division of Island Capital Management, LLC from 2003 to present and currently acts as senior executive officer responsible for oversight of the day to day operations. He has also acted as CEO of Vacation Travel Corp, from 2003 to present, president of Hurricane Motorsports, Inc. from 2008 to present, director and COO of Endurance Exploration Group from January, 2014 to present, director of Perpetual Industries, Inc. from March, 2015 to present. Mr. Dilley was elected director of the Company in 2014. It is Mr. Dilley’s decades of business experience, including serving as officer and director of numerous public and private entities, several in similar industries as the Company, that led to the conclusion that he should serve as our director.

Mr. Dilley has been involved in the investment Industry since 1983, holds FINRA series 24, 66, and 7 Securities licenses to perform retail, investment banking and new listing services functions for Spartan, where he served as managing partner until January 2015, when he recently stepped down to assume the role as President of Pioneer Recycling. He has taken University level courses in accounting, finance, and statistics and holds a Canadian Finance II designation and fellow of Canadian Securities Institute and completed Part I and II of the CFA (Chartered Financial Analyst program) at University of West Virginia.

Romuald Stone, chief technology officer, has over 12 years of IT experience building software products and creating services using cutting-edge technologies. Mr. Stone has held several management-level positions and has led several development teams. He is an expert in building enterprise-scale applications ranging from e-commerce platforms to full-service portals. Mr. Stone has held lead developer roles with Columbus, Ohio based SARCOM, Inc. and Nationwide Children’s Research (formerly known as Columbus Children’s Research Institute). At SARCOM, Inc. Mr. Stone oversaw core application development, along with Business to Business integration, information architecture and user interface design. Mr. Stone received a B.S. in Computer Science from DeVry University. In addition, he has earned multiple technical certifications including Microsoft’s MCP/MCAS and Cisco’s CCNA.

Family Relationships

There are no family relationships between our officers and directors.

Legal Proceedings

No officer, director, or persons nominated for such positions, promoter, control person or significant employee has been involved in the last ten years in any of the following:

•

Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time,

•

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses),

•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities,

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

•

Having any government agency, administrative agency, or administrative court impose an administrative finding, order, decree, or sanction against them as a result of their involvement in any type of business, securities, or banking activity.

•

Being the subject of a pending administrative proceeding related to their involvement in any type of business, securities, or banking activity.

•

Administrative proceedings related to their involvement in any type of business, securities, or banking activity.

EXECUTIVE AND DIRECTOR COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers and directors for all services rendered in all capacities to us during the previous two fiscal years, as of December 31, 2015.

Executive Summary Compensation Table
Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Marco Alfonsi(1)	2014	$0	$0	$0	$0	$0	$0	$0	$0
CEO and Director	2015	$30,000	$0	$830,000	$0	$0	$0	$0	$860,000

Rolv Heggenhougen(2)	2014	$0	$0	$0	$0	$0	$0	$0
CFO, Chairman, and Director	2015	$0	$0	$80,000	$0	$0	$0	$0	$80,000

Romuald Stone(3)	2014	$0	$0	$0	$0	$0	$0	$0	$0
CTO	2015	$46,560	$0	$16,000	$0	$0	$0	$0	$62,560

(1) Mr. Marco Alfonsi was not engaged by the Company in 2014. On May 14, 2015, he executed an employment agreement with the Company, pursuant to which he was issued 10,000,000 shares of our common stock. Mr. Alfonsi also received 1,000,000 shares, valued at $80,000 for his director services. He will also receive compensation of $5,000 per month per his contract and an additional $1,000 per month per the approval of the board. He may terminate his agreement with 30 days advance notice and we may terminate at any time with board approval.

(2) Mr.  Rolv Heggenhougen received 1,000,000 shares of our common stock, valued at $80,000, in 2015 in consideration for his director services.

(3)  Mr. Romuald Stone was not engaged by the Company in 2014. In 2015, he received 200,000 shares for services rendered. He is entitled to receive a salary of $12,500 per month and 30 days’ notice before we may terminate his contract.

We do not have an equity incentive plan and no named executive officer has unexercised outstanding equity awards.

The table below summarizes all compensation awarded to, earned by, or paid to our non-interested directors for all services rendered in all capacities to us during the previous two fiscal years, as of December 31, 2015.

Non-Interested Director Summary Compensation Table
Name and principal position	Year	Fees Earned or Paid in Cash	Stock awards	Option awards	Non-equity incentive plan compensation	Non-qualified deferred compensation earnings	All other compensation	Total
Carl Dilley(1)	2014	$0	$0	$0	$0	$0	$0	$0
Director	2015	$0	$80,000	$0	$0	$0	$0	$80,000

(1) Mr.  Carl Dilley received 1,000,000 shares of our common stock, valued at $80,000, in 2015 in consideration for his director services.

No director has received cash compensation for their directorship.  We do not have a compensation committee and compensation for our directors and officers is determined by our board of directors. In addition, we granted four members of our board of advisors 500,000 shares each, valued at a total of $160,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting stock, our directors, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control. All persons holding more than 5% of our voting stock are officers and directors of the Company.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name	Title	Number of Common Shares[4]	% of Common Share	Number of Preferred Shares[5]	% of Preferred Share	% of Eligible Votes[6]	Number of Warrants currently exercisable or exercisable in the next 60 days
Rolv Heggenhougen[1]	Chairman, Director	42,141,908	28.94%	5	50%	41.13%	0
Marco Alfonsi[2]	CEO, Director	31,000,000	21.29%	5	50%	37.90%	0
Carl Dilley[3]	Director	1,172,068	0.80%	0	0%	.34%	0
Romuald Stone	Chief Technology Officer	9,915,122	6.81%	0	0%	2.87%	0
All officers and directors as a group [4 persons]		84,229,098	57.84%	10	50%	82.24%	0

(1) Rolv Heggenhougen common and preferred shares are held through his investment company, McKenzie Webster Limited, of which he controls a majority of the interests. Mr. Heggenhougen, through MWL owns 42,141,908 shares of common stock and 5 shares of preferred stock, which are convertible into 50,000,000 shares and equal 100,000,000 votes. Prior to October 29, 2015, McKenzie Webster Limited owned 92,141,908 shares of the Company’s common stock, at which time it was agreed that McKenzie Webster Limited would retire 50,000,000 shares of common stock for 5 shares of preferred stock.

(2) Marco Alfonsi owns 31,000,000 shares of common stock and 5 shares of preferred stock, which are convertible into 50,000,000 shares and equal 100,000,000 votes. Prior to October 29, 2015, Mr. Alfonsi owned 81,000,000 shares of the Company’s common stock, at which time it was agreed that he would retire 50,000,000 shares of common stock for 5 shares of preferred stock. Mr. Alfonsi had been issued an additional 10m shares as compensation for serving as CEO, which he later gifted to four family members. These 10m have not been included in the above calculations.

(3) Carl Dilley holds 1,000,000 shares in his individual name. His remaining shares are held through entities in which he has a controlling interest—1,000 shares are held by Endurance Exploration Group, 170,068 are held by Island Capital Management, LLC, and 1,000 shares are held by Spartan Securities Group, Ltd.

(4) There are 145,608,250 shares of common stock outstanding as of the date of this prospectus.

(5)  There are 10 shares of preferred stock issued and outstanding, each of which is convertible into 10m shares of common stock at any time and represents 20m votes.

(6)  There are a total of 345,608,250 votes currently eligible to be cast in any Company vote.

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting stock, our directors, and our executive officers and directors as a group, assuming all preferred shares have been converted to common shares.

Name	Title	Number of Common Shares[1]	% of Common Share	Number of Preferred Shares	% of Preferred Share	% of Eligible Votes[2]	Number of Warrants currently exercisable or exercisable in the next 60 days
Rolv Heggenhougen	Chairman, Director	92,141,908	36.18%	0	0%	36.18%	0
Marco Alfonsi	CEO, Director	81,000,000	32.98%	0	0%	32.98%	0
Carl Dilley	Director	1,172,068	0.48%	0	0%	0.48%	0
Romuald Stone	Chief Technology Officer	9,915,122	4.04%	0	0%	4.04%	0
All officers and directors as a group [4 persons]		184,229,098	75.01%	0	0%	75.01%	0

(1)

If all 10 issued and outstanding preferred shares were converted to common shares, there would be 245,608,250 shares of common stock outstanding.

(2)

If all 10 issued and outstanding preferred shares were converted to common shares, there would be 245,608,250 eligible votes to be cast.

The above tables are based upon information derived from our stock records. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. Unless stated otherwise, the business address for these shareholders is 445 NE 12th Ave., Fort Lauderdale, Florida 33301.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described herein (or within the section entitled Executive Compensation of this prospectus), none of the following parties (each a “Related Party”) has, in our fiscal years ended 2014 and 2015, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	any of our directors or officers;

•	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock; or

•	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

In August 2013, the Company issued 160,000,000 shares of WRAP common stock to McKenzie Webster Limited (“MWL”), an affiliate of Rolv E. Heggenhougen, in satisfaction of $319,000 loans payable to MWL.

In December 2014, MWL and Rolv E. Heggenhougen forgave a total of $67,000 loans payable and $20,242 accrued interest payable due them.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.

On December 1, 2014, Prosperity entered into a lease agreement with KLAM, Inc. for office space in Hicksville, New York for an initial term of one year commencing December 1, 2014.  The lease provides for monthly rentals of $2,500 and provides Prosperity an option to renew the lease after the initial term.  KLAM, Inc. is controlled by the wife of the Company's chief executive officer Marco Alfonsi.

On or around October 29, 2015, we authorized the issuance of 5 shares of preferred stock to Marco Alfonsi and 5 shares of preferred stock Rolv Heggenhougen’s entity, McKenzie Webster Limited, in consideration for their respective cancelation of 50,000,000 shares of common stock held by each.

On November 30, 2015, Prosperity Systems, Inc. sold its 50% interest in Stock Market Manager, Inc. to Endeavour Cooperative Partners, LLC (“Endeavour”) for $39,000, payable via a promissory note from Endeavour with 3% interest and a five year maturity. Endeavour is affiliated with a Company’s director, Carl Dilley.

On or around February 1, 2016, the Company issued the CEO’s brother, Paul Alfonsi, a promissory note in the amount of $15,000 in exchange for a loan of $15,000 from Paul Alfonsi. The entire note is still outstanding. The note has a six month maturity and bears 12% simple interest.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DEALER PROSPECTUS DELIVERY OBLIGATION

Until (insert date), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all estimated expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus.

ITEM	AMOUNT

SEC Registration Fee	$746.11
Legal Fees and Expenses	25,000
Accounting Fees and Expenses	25,000
Transfer Agent Fees	5,600
Total	$56,346.11

INDEMNIFICATION OF OFFICERS AND DIRECTORS

There are not indemnification provisions in our Articles of Incorporation. Our Bylaws provide as follows:

The Corporation shall, to the maximum extent and in the manner permitted by the Florida law, indemnify each of its directors and officers against expenses (including attorneys' fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Corporation. A "director" or "officer" of the Corporation includes any person (i) who is or was a director or officer of the Corporation, (ii) who is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Corporation or of another enterprise at the request of such predecessor corporation.

RECENT SALES OF UNREGISTERED SECURITIES

On January 16, 2013, the Company sold 166,667 shares of WRAP common stock to an investor at a price of $0.30 per share for proceeds of $50,000.

On February 1, 2013, the Company issued 600,000 shares of WRAP common stock to a consultant for services rendered.  The $180,000 fair value of the 600,000 shares of WRAP common stock was charged to consulting fees in the three months ended March 31, 2013.

On August 22, 2013, the Company issued 160,000,000 shares of WRAP common stock to McKenzie Webster Limited (“MWL”) in satisfaction of $319,000 loans payable to MWL.

On December 30, 2014 the Company sold 4,000,000 shares of WRAP common stock to an investor at a price of $0.025 per share for proceeds of $100,000.

On January 5, 2015, the Company issued a total of 36,354,077 shares of WRAP common stock to Prosperity stockholders pursuant to the acquisition of Prosperity.  See Note 4.

On January 5, 2015, the Company issued 70,166,750 shares of WRAP common stock to Marco Alfonsi in satisfaction of $22,270 Prosperity loans payable to Marco Alfonsi.  See Note 7.

On January 5, 2015, MWL retired 70,166,750 shares of WRAP common stock owned by it.

On March 19, 2015, the Company issued 117,500 shares of WRAP common stock to an investor in satisfaction of a $25,000 Prosperity note payable and $4,375 accrued interest.

On March 26, 2015, the Company issued a total of 5,000,000 shares of WRAP common stock to the three members of the Board of Directors (1,000,000 shares each) and the four members of the Board of Advisors (500,000 shares each) for services rendered.  The $400,000 fair value of the 5,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended March 31, 2015.

On June 14, 2015 (see Note 11), the Company issued 10,000,000 shares of WRAP  common stock to Marco Alfonsi pursuant to an Executive Employment Agreement dated May 14, 2015.  The $750,000 fair value of the 10,000,000 shares of WRAP common stock was charged to officers and directors compensation in the three months ended June 30, 2015.

On June 30, 2015, the Company issued 1,600,000 shares of WRAP common stock to a vendor in satisfaction of an $82,376 account payable to the vendor.

On July 6, 2015, the Company issued a total of 1,200,000 shares of WRAP common stock to two consultants for services rendered.  The $60,000 fair value of the 1,200,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On July 31, 2015, the Company issued 50,000 shares of WRAP common stock to a consultant for services rendered.  The $14,995 fair value of the 50,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 4, 2015, the Company sold 1,000,000 shares of WRAP common stock to an investor at a price of $0.10 per share for proceeds of $100,000.

On August 14, 2015, the Company issued 430,000 shares of WRAP common stock to a consultant for services rendered.  The $107,457 fair value of the 430,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 18, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. individual investor at a price of $0.10 per share for proceeds of $100,000.

On August 19, 2015, the Company sold 1,000,000 shares of WRAP common stock to a non-U.S. entity investor at a price of $0.10 per share for proceeds of $100,000.

On August 21, 2015, the Company issued 400,000 shares of WRAP common stock to a consultant for services rendered.  The $90,000 fair value of the 400,000 shares of WRAP common stock was charged to consulting fees in the three months ended September 30, 2015.

On August 21, 2015, pursuant to a $50,000 Bridge Loan Financing Agreement and related Note dated August 20, 2015, the Company issued 5,000,000 shares of WRAP common stock to an investor as additional consideration for the $50,000 loan.  The Note is due in full on or before the earlier to occur of (a) December 18, 2015 or (b) closing of Company sales of WRAP common stock for at least $200,000.  The Note does not bear interest unless the Company fails to repay the $50,000 by December 18, 2015.  If the Company fails to repay the $50,000 by December 18, 2015, interest will accrue thereafter at a rate of 2% per annum and the lender will be entitled to an additional 10,000,000 shares of WRAP common stock.  The proceeds of the Note were allocated between the principal and the $1,125,000 fair value of the 5,000,000 shares of WRAP common stock resulting in the Company recording a discount on the debt of $47,872.  This amount is being amortized over the 120 days life of the Note.

On December 30, 2015, the Company issued 150,000 shares of common stock to the Michael T. Studer Family Trust for extinguishment of $15,000 owed Michael Studer for past services rendered.

On or around February 1, 2016, the Company issued Jeff Franz a promissory note in the amount of $15,000 in exchange for a loan of $15,000 from Franz. The note has a six month maturity and bears 12% simple interest.

On or around February 1, 2016, the Company issued Paul Alfonsi a promissory note in the amount of $15,000 in exchange for a loan of $15,000 from Alfonsi. The note has a six month maturity and bears 12% simple interest.

On or around March 9, 2016, the Company issued Nxtlive Technologies Private Ltd. 140,000 for $16,800 in services previously rendered.

All of the foregoing shares were issued pursuant to Section 4(a)(2) of the Securities Act and were originally issued bearing Rule 144 restrictive legends.

EXHIBITS

The following exhibits are filed with this registration statement:

No.

Description

2.1

Share Purchase Agreement between WRAPmail, Inc. and Prosperity Systems, Inc., dated January 5, 2015 *

3.1

Articles of Incorporation of the Company, with Amendments and Restatements *

3.2

Bylaws of the Company *

3.3

Affidavit of Dissolution for Prosperity Systems, Inc. *

4.1

Form of Common Stock Certificate *

4.2

Form of Subscription Agreement for the Offering *

4.3

Form of Warrant for the Offering *

5.1

Opinion of Austin Legal Group, APC regarding the legality of the securities being registered * *

10.1

Employment Agreement by and between the Company and Marco Alfonsi *

10.2

Employment Agreement between the Company and Romuald Stone *

10.3

Bridge Financing Agreement with Sky Direct, LLC, dated August 20, 2015 *

10.4

Subscription Agreement with Peer Ericson Holding ApS, dated August 19, 2015*

10.5

Stock Purchase Agreement and Promissory Note between Prosperity Systems, Inc. and Endeavour Cooperative Partners, LLC *

10.6

Side Letter Agreement with Michael T. Studer *

10.7

Services Agreement with Microcap Headlines *

10.8

Agreement with Lemonlight Media *

10.9

Promissory Note with Paul Alfonsi *

10.10

Promissory note with Jeff Franz *

23.1

Consent of Blanchfield, Meyer, Kober & Rizzo, LLP for Wrapmail, Inc.  * *

23.11

Consent of Blanchfield, Meyer, Kober & Rizzo, LLP for Prosperity Systems, Inc. * *

23.2

Consent of Austin Legal Group, APC (included in Exhibit 5.1) * *

* Previously filed

** Filed herewith

UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(6)	The undersigned Registrant hereby undertakes that it will:

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of the securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in New York, New York on July 18, 2016.

WRAPmail Inc.
July 18, 2016
	By:	/s/ Marco Alfonsi
Marco Alfonsi
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Marco Alfonsi	Principal Executive Officer and Director	July 18, 2016
Marco Alfonsi

/s/ Rolv Heggenhougen	Chairman, CFO, Principal Accounting Officer and Director	July 18, 2016
Rolv Heggenhougen

/s/ Carl Dilley	Director	July 18, 2016
Carl Dilley